EXHIBIT 3.1

THE COMPANIES LAW, 5759-1999

A PRIVATE COMPANY LIMITED BY SHARES

Articles of Association of

Wixpress Ltd.

Effective as of March 24, 2011

General

1.	The following provisions apply:

1.1.	The name of the Company is “Wixpress Ltd.”

1.2.	The objective of the Company is to engage in any lawful activity or business.

1.3.	The liability of each Shareholder is limited to the unpaid portion of the par value of each share held by such Shareholder.

Interpretation; General

2.	In these Articles, unless the context otherwise requires:

2.1.	“Affiliate” means with respect to any Person, any other Person Controlling, Controlled by, or under common Control with such Person including, without limitation, any general partner, officer, director or manager of such Person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with, such Person.

2.2.	“Articles” means these Articles of Association of the Company, as they may be amended and replaced from time to time.

2.3.	“as converted basis” means assuming the theoretical conversion of all outstanding Preferred Shares into Ordinary Shares, at the then applicable conversion ratio.

2.4.	“Benchmark” means Benchmark Capital Partners VI, L.P.

2.5.	“Board” means the Company’s board of directors designated or elected in accordance with the Articles.

2.6.	“Bonus Shares” means shares issued by the Company for no consideration to Shareholders entitled to receive them on a pro rata basis.

2.7.	“Business Day” “Business Days” means a day, or days, on which customer services are provided by a majority of the major commercial banks in Israel (including for the avoidance of doubt, Fridays).

2.8.	“BVP Entities” means Bessemer Venture Partners VII L.P. and Bessemer Venture Partners VII Institutional L.P., collectively, and any of their transferees, unless the instrument of transfer delivered to the Company provides otherwise.

2.9.	“Companies Law” means the Companies Law, 5759-1999 and all the regulations promulgated under it, or any statutory re-enactment or modification thereof, as shall be in force from time to time.

2.10.	“Companies Ordinance” means the applicable Sections of the Companies Ordinance [New Version], 5743-1983 that remain in effect, or any statutory re-enactment or modification thereof, as shall be in force from time to time.

2.11.	“Company” means the company whose name is set forth above.

2.12.	“Control” means the holding of at least 50% of the voting power in a corporation or of the right to appoint at least half of the directors or members of a similar body having a similar function in a corporation.

2.13.	“DAG” means DAG Ventures IV-QP, L.P., DAG Ventures IV, L.P., collectively, and any of their transferees, unless the instrument of transfer delivered to the Company provides otherwise.

2.14.	“Distribution” means the grant of a Dividend or an obligation for such grant, directly or indirectly, and a Repurchase.

2.15.	“Dividend” means any asset transferred by the Company to a Shareholder in respect of such Shareholder’s shares, whether in cash or in any other way, including a transfer without valuable consideration, but excluding Bonus Shares.

2.16.	“Eligible Shareholder” means any Shareholder (including any Preferred Shareholder) holding at least 2% (two percent) of the issued and outstanding share capital of the Company, on an as converted basis.

2.17.	“Founder” means each of (i) Avishai Abrahami, holder of Israeli ID#028540276, (ii) Giora Kaplan, holder of Israeli ID#024933384, and (iii) Nadav Abrahami, holder of Israeli ID#033365842; and any Permitted Transferee to whom any such person’s securities in the Company are transferred.

2.18.	“fully diluted” means the Company’s issued and outstanding share capital assuming the issuance of all securities issuable upon the conversion of any existing convertible securities or loans, the exchange of exchangeable securities, the exercise of all outstanding warrants and options, including employee options and the exercise of any other rights to subscribe for any securities of the Company.

2.19.	“General Meeting” means an annual or special general meeting of the Shareholders.

2.20.	“Insight” means Insight Venture Partners VII, L.P., Insight Venture Partners (Cayman) VII, L.P., collectively, and any of their Affiliates and transferees, unless the instrument of transfer delivered to the Company provides otherwise.

2.21.	“IPO” means an initial public offering of the Company’s Ordinary Shares.

2.22.	“Law” means the Companies Law, the Companies Ordinance and any other law that shall be in effect from time to time with respect to companies and that shall apply to the Company.

2.23.	“M&A Event” means a (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, stock issuance or consolidation or other transaction or series of related transactions in which a person or entity acquires fifty percent (50%) or more of the outstanding and issued shares of the Company including in one or more related equity financing transactions (treating any Preferred Shares on an as-converted basis)) unless any of the Company’s Shareholders of record as constituted immediately prior to such acquisition will, immediately after such acquisition (by virtue of securities issued as consideration for the Company’s acquisition or sale of shares) hold in the aggregate at least fifty percent (50%) of the voting power of the surviving or acquiring entity, (ii) a sale of all or substantially all of the assets, or all or substantially all of the shares, of the Company, other than to a wholly owned subsidiary of the Company or for a change of domicile; (iii) a transfer or a grant of an exclusive license, to all or substantially all of the Company’s intellectual property or (iv) a transfer in one or more related transactions of 50% or more of the voting power of the Company, unless the Company’s Shareholders of record as constituted immediately prior to such transfer will, immediately after such transfer, hold in the aggregate at least fifty percent (50%) of the voting power of the Company.

2.24.	“Majority Preferred” mean the holders of more than 50% (fifty) of the Preferred Shares, on an as-converted basis.

2.25.	“Mangrove” means Mangrove II Investments S.a.r.l.

2.26.	“New Securities” means any shares, warrants, convertible deeds or any other security or right exercisable, exchangeable or convertible into shares of the Company issued by the Company following the date of the first issuance of Preferred E Shares, other than: (i) issuances under employee equity based plans approved by the Board (including the approval with respect to the plans of the Preferred Directors), (ii) securities issued upon conversion of any Preferred Shares outstanding on the date hereof or Ordinary Shares issued in connection with subdivisions or combinations, (iii) Dividends payable in additional Ordinary Shares; (iv) securities issued in connection with any share split, to the extent issued on a pro rata basis to all the holders of the Company’s outstanding shares; (v) Ordinary Shares or securities convertible into Ordinary Shares issued pursuant to a grant of a loan from a bank or other financial institution approved by the Board including the Preferred Directors; and (vi) issuance to Strategic Partners (as defined below) of up to 5% (in the aggregate from the date of the initial filing of these Articles) of the Company’s share capital on a fully diluted and as converted basis immediately prior to each such issuance at a price per share equal or higher than the Preferred E Original Issue Price approved by the Board of Directors including the Preferred Directors. “Strategic Partner” shall mean an entity which: (a) is synergetic to the business of the Company, and (b) is deemed to be a strategic partner by the majority of the Board, including the Preferred Directors.

2.27.	“Office” means the registered office of the Company.

2.28.	“Office Holders” as defined in the Companies Law.

2.29.	“Ordinary Shares” means ordinary shares of the Company par value NIS 0.01 each.

2.30.	“Ordinary Shareholders” mean the holders of Ordinary Shares.

2.31.	“Original Issue Price” means the Preferred A Original Issue Price and/or the Preferred B Original Issue Price and/or the Preferred B-1 Original Issue Price and/or the Preferred C Original Issue Price and/or the Preferred D Original Issue Price and/or the Preferred E Original Issue Price, as applicable.

2.32.

“Permitted Transferee” means: (a) a spouse, child, brother, sister, or parent of the Shareholder and any transferee by operation of law (including an executor of the will of a Shareholder, and the lawful heirs of the Shareholder); (b) a wholly owned corporation of such Shareholder or a corporation wholly owned by the exact same beneficial owners of the Shareholder and in the same pro rata holding proportions as in such Shareholder, (c) a trust which does not permit any of the settled property or the income therefrom to be applied otherwise than for the benefit of the relevant Shareholder and no power or control over the voting powers conferred by any shares are subject to the consent of any person other than the trustees of such Shareholder, (d) without derogating from the aforesaid, with respect to any Preferred Shareholder: (i) if such Shareholder is a limited or general partnership - its partners, members, affiliated partnerships or entities managed by the same management company or managing (general) partner or managing member or by an entity that is Affiliated with such management company or managing (general) partner or managing member, (ii) with respect to BVP - an acquirer of the entire shareholdings of BVP in the framework of a transaction for the purchase of a substantial portion of BVP’s portfolio companies, (iii) with respect to Insight - an acquirer of the entire shareholdings of any Insight entity in the framework of a transaction for the purchase of a substantial portion of any of the Insight entities’ portfolio companies, (e) an acquirer that acquires in one transaction the entire outstanding share capital of the

Company from the Shareholders, whether pursuant to Article 44 or Section 341 of the Companies Law or otherwise, including by way of a merger, and (f) the Company, with respect to repurchase at par value or for no consideration of shares from Shareholders; provided however, that in any of the foregoing events (other than paragraphs (e) through (f)) the Permitted Transferee shall have first assumed in writing, a copy of which was delivered to the Company, all the transferring shareholder’s obligations and undertakings to the Company and to any other shareholders (which relates to the Company).

2.33.	“Person” means an individual, corporation, partnership, joint venture, trust, any other corporate entity and any unincorporated association or organization.

2.34.	“Preferred A Original Issue Price” means US $1.274, as may be proportionately adjusted pursuant to the terms of these Articles upon the occurrence of a Recapitalization Event (as defined below) as a result of which the number of outstanding Preferred A Shares held by the Company’s shareholders is proportionately increased or decreased.

2.35.	“Preferred A Shares” means Series A Preferred Shares of the Company par value NIS 0.01 each.

2.36.	“Preferred A Shareholders” mean the holders of Preferred A Shares.

2.37.	“Preferred B-1 Original Issue Price” means US $1.97, as may be proportionately adjusted pursuant to the terms of these Articles upon the occurrence of a Recapitalization Event as a result of which the number of outstanding Preferred B-1 Shares held by the Company’s shareholders is proportionately increased or decreased.

2.38.	“Preferred B Shares” means Series B Preferred Shares of the Company par value NIS 0.01 each.

2.39.	“Preferred B Original Issue Price” means US $1.9152, as may be proportionately adjusted pursuant to the terms of these Articles upon the occurrence of a Recapitalization Event as a result of which the number of outstanding Preferred B Shares held by the Company’s shareholders is proportionately increased or decreased.

2.40.	“Preferred B-1 Shares” means Series B-1 Preferred Shares of the Company par value NIS 0.01 each.

2.41.	“Preferred B Shareholders” mean the holders of Preferred B Shares and/or the holders of Preferred B-1 Shares.

2.42.	“Preferred C Original Issue Price” means US $2.9545, as may be proportionately adjusted pursuant to the terms of these Articles upon the occurrence of a Recapitalization Event as a result of which the number of outstanding Preferred C Shares held by the Company’s shareholders is proportionately increased or decreased.

2.43.	“Preferred C Shareholders” mean the holders of Preferred C Shares.

2.44.	“Preferred C Shares” means Series C Preferred Shares of the Company par value NIS 0.01 each.

2.45.	“Preferred D Original Issue Price” means US $7.98583, as may be proportionately adjusted pursuant to the terms of these Articles upon the occurrence of a Recapitalization Event as a result of which the number of outstanding Preferred D Shares held by the Company’s shareholders is proportionately increased or decreased.

2.46.	“Preferred D Shareholders” mean the holders of Preferred D Shares.

2.47.	“Preferred D Shares” means Series D Preferred Shares of the Company par value NIS 0.01 each.

2.48.	“Preferred Directors” means any 2 (two) Directors of the following 4 (four) Directors: (i) the 2 (two) Preferred B Directors appointed in accordance with Article 71.3 herein; (ii) the Preferred D Director appointed in accordance with Article 71.2 herein; and (iii) the Preferred E Director appointed in accordance with Article 71.1 herein.

2.49.	“Preferred E Original Issue Price” means US $20.48326, as may be proportionately adjusted pursuant to the terms of these Articles upon the occurrence of a Recapitalization Event as a result of which the number of outstanding Preferred E Shares held by the Company’s shareholders is proportionately increased or decreased.

2.50.	“Preferred E Shareholders” mean the holders of Preferred E Shares.

2.51.	“Preferred E Shares” means Series E Preferred Shares of the Company par value NIS 0.01 each.

2.52.	“Preferred Shares” means, collectively, the Preferred A Shares, the Preferred B Shares, the Preferred B-1 Shares, the Preferred C Shares, the Preferred D Shares and the Preferred E Shares.

2.53.	“Preferred Shareholders” mean the holders of Preferred Shares.

2.54.	“Preferred E Share Purchase Agreement” means that certain Series E Preferred Share Purchase Agreement dated on or about the effective date of these Articles by and among the Company and the purchasers of the Preferred E Shares named therein (as may be modified, supplemented or amended from time to time).

2.55.	“Qualified IPO” means an IPO yielding at least US $35,000,000 (thirty five million U.S. Dollars) net to the Company at a price per share of at least 2 (two) times the Preferred E Original Issue Price (as may be adjusted as a result of any subsequent Recapitalization Events).

2.56.	“Register” means the Register of Shareholders that is to be kept pursuant to Section 127 of the Companies Law.

2.57.	“Recapitalization Event” means any event of share combination or subdivision, distribution of Bonus Shares or any other reclassification, reorganization or recapitalization of the Company’s share capital where the Shareholders retain their proportionate holdings in the Company on an as converted basis.

2.58.	“Repurchase” means the acquiring or the financing of the acquiring, directly or indirectly, by the Company or by a subsidiary of the Company or other corporate entity under the Company’s Control, of shares of the Company or securities convertible into or exercisable for shares of the Company, or the redemption of redeemable securities that are part of the Company’s share capital pursuant to Section 312(d) of the Companies Law, including an obligation to do any of the same, and all provided that the seller is not the Company itself or another corporate entity fully owned by the Company.

2.59.	“Shareholder” means a shareholder of the Company.

2.60.	“Transfer” means any sale, assignment, conveyance, pledge, grant of any security interest or gift, or any other disposition or transfer.

3.	Subject to the aforesaid, in these Articles, all terms used herein and not otherwise defined herein shall have the meanings defined in the Law, as in effect on the day on which these Articles become binding on the Company, words and expressions importing the singular shall include the plural and vice versa; words and expressions importing the masculine gender shall include the feminine gender and words importing persons shall include bodies corporate. Headings to Articles herein are for convenience only, and shall not affect the meaning or interpretation hereof.

4.	For purposes of computing shareholdings required for any purposes under these Articles, each Shareholder shall be entitled to aggregate its holdings in the Company with the holdings of any of its Permitted Transferees, and the aggregate holdings shall be considered to be held by such Shareholder and its Permitted Transferees.

5.	Any Amendment of these Articles may be affected by a simple majority vote (on an as converted basis) at a general meeting of the shareholders of the Company, that is convened in accordance with the procedures set forth in these Articles, but subject to the provisions of Article 61.

Limitations

6.	The following limitations shall apply to the Company:

6.1.	the right to transfer shares is restricted in the manner hereinafter provided;

6.2.	the number of Shareholders at any time (excluding employees and former employees of the Company who have been Shareholders during their employment and remain Shareholders after termination of their employment with the Company) shall not exceed 50; provided, however, that if two or more individuals hold a share or shares of the Company jointly, they shall be deemed to be one Shareholder for purposes of these Articles; and

6.3.	an offer to the public to subscribe for shares or debentures of the Company is prohibited.

Capital

7.	The authorized share capital of the Company is 150,000 New Israeli Shekels divided into 7,018,542 Ordinary Shares, 902,669 Preferred A Shares, 2,179,935 Preferred B Shares, 1,408,550 Preferred B-1 Shares, 913,861 Preferred C Shares, 1,272,940 Preferred D Shares and 1,303,503 Preferred E Shares.

8.	Subject to the rights and privileges of the Preferred Shares, the Ordinary Shares shall rank pari passu between them and shall entitle their holders:

8.1.	to receive notices of, and to attend, General Meetings where each Ordinary Share shall have one vote for all purposes;

8.2.	to share, on a per share pro rata basis, in Bonus Shares, bonuses, profits or Distributions as may be declared by the Board and approved by the Shareholders, if required, out of funds legally available therefor; and

8.3.	upon liquidation or dissolution - to participate in the distribution of the assets of the Company legally available for distribution to Shareholders after payment of all debts and other liabilities of the Company and preferences (in each case, proportionally to the number of Ordinary Shares outstanding and the amounts paid by Shareholders on account of their Shares, if not paid in full, before calls for payment were made).

9.	The Preferred Shares.

Unless otherwise explicitly stated, the Preferred B Shares and the Preferred B-1 shares shall have the same exact rights and preferences and they shall be deemed as a single class of shares for all purposes and matters, and, without derogating from the other provisions of these Articles, each of the other series of Preferred Shares is deemed to be a separate class.

Unless otherwise specified in these Articles, the Preferred Shares confer on the holders thereof all rights accruing to holders of Ordinary Shares in the Company, unless otherwise expressly provided, and in addition the Preferred Shares are entitled to the following rights:

9.1.	Distribution Preference.

9.1.1.	In the event of (i) any dissolution, liquidation or winding-up of the Company; (ii) any bankruptcy, insolvency or reorganization proceeding under any bankruptcy or insolvency or similar law, whether voluntary or involuntary, is properly commenced against the Company or is commenced by the Company; or (iii) a receiver or liquidator is appointed to all or substantially all of the Company’s assets; collectively (and including a Deemed Liquidation), a “Liquidation”, or (iv) a Distribution of Dividends; then the Dividends, assets or proceeds available for distribution to the Shareholders (the “Distributable Proceeds”) shall be distributed among the Shareholders according to the following order of preference:

9.1.1.1.	The Preferred E Shareholders shall be entitled to receive, from the Distributable Proceeds, prior and in preference to any other securities of the Company, but on a pari passu and pro-rata basis with the other Preferred E Shareholders, the Preferred D Shareholders, the Preferred C Shareholders, the Preferred B Shareholders, the Preferred B-1 Shareholders and the Preferred A Shareholders, for each Preferred E Share held by such Preferred E Shareholder, an amount equal to the Preferred E Preference Amount (as defined below).

In this Article 9.1.1.1, unless the context otherwise requires:

“Preferred E Preference Amount” means the Maximum Preferred E Preference Amount (as defined below) minus (-) the Other Preferred E Distributions (as defined below), provided, however, that the Preferred E Preference Amount per each Preferred E Share shall not be lower than an amount equal to (i) the Preferred E Original Issue Price, in US Dollars (in cash, cash equivalents or, if applicable, securities), plus (ii) (a) in case of a Distribution of Dividends - a premium of 7% (seven percent) per annum, and (b) in all other cases - a premium of 3% (three percent) per annum; in each case, from the date of issuance of such share, less the amount of Distributable Proceeds previously paid in preference on such share according to this Article 9.1.1.

“Maximum Preferred E Preference Amount” means, for each Preferred E Share held by each Preferred E Shareholder, an amount equal to (i) the Preferred E Original Issue Price, multiplied by 1.28667, in US Dollars (in cash, cash equivalents or, if applicable, securities), plus (ii) (a) in case of a Distribution of Dividends - a premium of 7% (seven percent) per annum, and (b) in all other cases - a premium of 3% (three percent) per annum; in each case, from the date of issuance of such share, less the amount of Distributable Proceeds previously paid in preference on such share according to this Article 9.1.1.

“Other Preferred E Distributions” means the amount distributed on account of the Ordinary Shares purchased by the Preferred E Shareholders in the framework of the transactions carried out pursuant to the FSSA (as defined herein), divided by the Preferred E Shares outstanding on the date of Liquidation or Deemed Liquidation.

9.1.1.2.	The Preferred D Shareholders shall be entitled to receive, from the Distributable Proceeds, prior and in preference to any other securities of the Company, but on a pari passu and pro-rata basis with the other Preferred D Shareholders, the Preferred E Shareholders, the Preferred C Shareholders, the Preferred B Shareholders, the Preferred B-1 Shareholders and the Preferred A Shareholders, for each Preferred D Share held by such Preferred D Shareholder, an amount equal to the Preferred D Preference Amount (as defined below).

In this Article 9.1.1.2, unless the context otherwise requires:

“Preferred D Preference Amount” means the Maximum Preferred D Preference Amount (as defined below) minus (-) the Other Preferred D Distributions (as defined below), provided, however, that the Preferred D Preference Amount per each Preferred D Share shall not be lower than an amount equal to (i) the Preferred D Original Issue Price, in US Dollars (in cash, cash equivalents or, if applicable, securities), plus (ii) (a) in case of a Distribution of Dividends - a premium of 7% (seven percent) per annum, and (b) in all other cases - a premium of 3% (three percent) per annum; in each case, from the date of issuance of such share, less the amount of Distributable Proceeds previously paid in preference on such share according to this Article 9.1.1.

“Maximum Preferred D Preference Amount” means, for each Preferred D Share held by each Preferred D Shareholder, an amount equal to the Preferred D Original Issue Price multiplied by 1.2 (one and two tenths), in US Dollars (in cash, cash equivalents or, if applicable, securities) plus (i) in case of a Distribution of Dividends - a premium of 7% (seven percent) per annum, and (ii) in all other cases - a premium of 3% (three percent) per annum; in each case, from the date of issuance of such share, less the amount of Distributable Proceeds previously paid in preference on such share according to this Article 9.1.1.

“Other Preferred D Distributions” means the amount distributed on account of the Ordinary Shares purchased by the Preferred D Shareholders in the framework of the transactions carried out pursuant to that certain Series D Share Purchase Agreement, dated as of March 29, 2010, divided by the Preferred D Shares outstanding on the date of Liquidation or Deemed Liquidation.

9.1.1.3.	The Preferred C Shareholders, the Preferred B Shareholders, the Preferred B-1 Shareholders and the Preferred A Shareholders shall be entitled to receive, from the Distributable Proceeds, prior and in preference to any other securities of the Company, but on a pari passu and pro-rata basis with the Preferred E Shareholders and the Preferred D Shareholders, for each Preferred C Share, Preferred B Share, Preferred B-1 Share and Preferred A Share held by them, an amount equal to the Preferred C Original Issue Price, the Preferred B Original Issue Price, the Preferred B-1 Original Issue Price, and the Preferred A Original Issue Price, respectively, in US Dollars (in cash, cash equivalents or, if applicable, securities) plus (i) in case of a Distribution of Dividends - a premium of 7% (seven percent) per annum, and (ii) in all other cases - a premium of 3% (three percent) per annum; in each case, from the date of issuance of such share, less the amount of Distributable Proceeds previously paid in preference on such share according to this Article 9.1.1 (the “Preferred Preference Amount”).

9.1.1.4.

In the event that the Distributable Proceeds shall be insufficient for the distribution of the Preferred E Preference Amount in full to each of the Preferred E Shareholders, the Preferred D Preference Amount in full to each of the Preferred D Shareholders and the Preferred Preference Amount in full to all of the Preferred C Shareholders, the Preferred B Shareholders, the Preferred B-1 Shareholders and the Preferred A Shareholders, as indicated in Articles 9.1.1.1, 9.1.1.2 and 9.1.1.3 hereof, the Distributable Proceeds shall be distributed among the Preferred E Shareholders, the Preferred D Shareholders, the Preferred C Shareholders, the Preferred B Shareholders, the Preferred B-1 Shareholders and the Preferred A Shareholders, on a pari passu and pro rata basis in proportion to the amounts such Preferred E Shareholders, Preferred D Shareholders, Preferred C Shareholders, Preferred B

Shareholders, Preferred B-1 Shareholders and Preferred A Shareholders would have received had the Distributable Proceeds been sufficient for the distribution of Preferred E Preference Amount, the Preferred D Preference Amount and the Preferred Preference Amount in full.

9.1.1.5.	Thereafter, the remaining Distributable Proceeds, if any, shall be distributed pro-rata only among the Ordinary Shareholders based on their respective holdings of the issued Ordinary Shares of the Company, on a pari passu and pro-rata basis.

9.1.1.6.	Notwithstanding the above, each Preferred Shareholder may elect to have its holdings converted into Ordinary Shares prior to any distribution, in which case it shall have no liquidation preference rights, but rather only receive its pro-rata portion together with all Ordinary Shareholders.

9.1.1.7.	Notwithstanding the above, for purposes of determining the amount each holder of Preferred Shares is entitled to receive with respect to a Liquidation, each such holder of shares of a series of Preferred Shares shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into Ordinary Shares immediately prior to the Liquidation if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Shares into Ordinary Shares. If any such holder shall be deemed to have converted shares of Preferred Shares into Ordinary Shares pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Shares that have not converted (or have not been deemed to have converted) into shares of Ordinary Shares.

9.1.2.	Any M&A Event shall be treated as a Liquidation pursuant to the above provisions of this Article 9.1 (a “Deemed Liquidation”), and the provisions of Article 9.1.1 shall apply to a distribution of the Distributable Proceeds received by the Company and/or the Shareholders in connection with such Deemed Liquidation. In any Deemed Liquidation in which the Shareholders (and not the Company) are the intended recipients of the proceeds resulting therefrom, the Company will not register or otherwise give effect to any transfer of securities pursuant to such Deemed Liquidation, nor will any such transfer of securities be considered valid - unless appropriate measures have been taken in order to ensure the full implementation of the provisions of this Article 9.1, and such measures were approved in writing by the Majority Preferred.

9.1.3.	If the amount deemed paid or distributed under this Article 9.1, or any part thereof, is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

9.1.3.1.	For securities not subject to restrictions on free marketability,

(a)	if traded on a securities exchange or the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 20 (twenty) trading day period ending 3 (three) trading days prior to the date of distribution;

(b)	if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 20 (twenty) trading day period ending 3 (three) trading days prior to the date of distribution; or

(c)	if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board, provided, however that the Majority Preferred may request in writing that the fair market value of such securities or other property be determined by a professional and independent appraiser, the identity of whom will be determined by the Board and approved by the Majority Preferred.

9.1.3.2.	The valuation of securities subject to restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be determined in good faith by the Board and approved by the Majority Preferred.

9.1.4.	The Company shall give each holder of record of Preferred Shares written notice of any Liquidation, Distribution or Deemed Liquidation impending transaction not later than 10 (ten) days prior to the General Meeting called to approve such transaction, or 10 (ten) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Article 9.1, and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than 10 (ten) days after the Company has given the first notice provided for herein or sooner than 10 (ten) days after the Company has given notice of any material changes to the information provided in a notice provided for herein; provided, however, that such periods may be shortened upon the written consent of the Majority Preferred.

9.2.	Conversion. The holders of Preferred Shares shall have conversion rights as follows:

9.2.1.	Right to Convert.

9.2.1.1.	Each Preferred Share shall be convertible, at the option of the holder of such share, at any time after the date of issuance of such share, into such number of fully paid and nonassessable Ordinary Shares as is determined by dividing the applicable Original Issue Price for such share by the Conversion Price (as defined below) at the time in effect for such share. The initial conversion price per each Preferred Share shall be the applicable Original Issue Price for such share (the “Conversion Price”); provided, however, that the Conversion Price for each Preferred Share shall be subject to adjustment in accordance with any Recapitalization Event and pursuant to the anti-dilution provisions set forth herein.

9.2.1.2.	Notwithstanding anything to the contrary herein, each Preferred C Share, Preferred B Share, Preferred B1 Shares and Preferred A Share shall automatically be converted into fully paid and nonassessable Ordinary Shares by dividing the applicable Original Issue Price by the Conversion Price at the time in effect for such Preferred Share, immediately upon: (i) the closing of a Qualified IPO, or (ii) the consent in writing of the holders of the majority of the Preferred C Shares and Preferred B Shares and Preferred B-1 Shares and Preferred A Shares, voting, for this purpose, as a single class on an as converted basis. This Article 9.2.1.2 shall not be amended without the consent in writing of the holders of the majority of the Preferred C Shares and Preferred B Shares and Preferred B-1 Shares and Preferred A Shares, voting, for this purpose, as a single class on an as converted basis.

9.2.1.3.	Notwithstanding anything to the contrary herein, each Preferred D Share shall automatically be converted into fully paid and nonassessable Ordinary Shares by dividing the Preferred D Original Issue Price by the Conversion Price at the time in effect for the Preferred D Share, immediately upon: (i) the closing of a Qualified IPO, or (ii) the consent in writing of the holders of the majority of the Preferred D Shares. This Article 9.2.1.3 shall not be amended without the consent in writing of the holders of the majority of the Preferred D Shares.

9.2.1.4.

Notwithstanding anything to the contrary herein, each Preferred E Share shall automatically be converted into fully paid and nonassessable Ordinary Shares by dividing the Preferred E Original Issue Price by the Conversion Price at the time in effect for the Preferred E Share, immediately upon: (i) the closing of a Qualified IPO, or (ii) the consent in writing of the holders of the majority of the

Preferred E Shares. This Article 9.2.1.4 shall not be amended without the consent in writing of the holders of the majority of the Preferred E Shares.

9.2.1.5.	The initial Conversion Price for the Preferred E Shares was established based upon the Company’s representation and warranty in the Preferred E Share Purchase Agreement, that the Preferred E Shares (on an as converted basis) purchased by the Investors pursuant to the Preferred E Share Purchase Agreement and any other agreement ancillary to the Preferred E Share Purchase Agreement and all of the transactions contemplated thereby (including, without limitation, pursuant to the Closings (as defined therein)) represented no less than that certain percentage holdings of the Company’s fully diluted capital stock as of the date of the Preferred E Share Purchase Agreement, as indicated in the Preferred E Share Purchase Agreement. If such representation and warranty is determined after the date hereof to be untrue or incorrect, the Conversion Price then in effect shall be reduced (but not increased) by an amount such that the Ordinary Shares issuable upon the conversion of the Preferred E Shares held by the Investors was equal to that certain percentage holdings of the Company’s fully diluted capital stock as of the date of the Preferred E Share Purchase Agreement, as indicated in the Preferred E Share Purchase Agreement as of such date.

9.2.2.

Mechanics of Conversion. Before any Preferred Shareholder shall be entitled to convert its Preferred Shares, in whole or in part, it shall surrender the certificate or certificates therefor to the Company and shall give written notice to the Company of its election to convert the same (or any part thereof). Such conversion shall be deemed to have been made immediately prior to the close of business of the first Business Day following the receipt by the Company of the certificate representing the Preferred Shares to be converted and the holder’s written notice as aforesaid, and the Person or Persons entitled to receive the Ordinary Shares issuable upon such conversion shall thereupon be treated for all purposes as the record holder or holders of such conversion shares as of such date. If the conversion is in connection with an automatic conversion under Articles 9.2.1.2 or 9.2.1.3 or 9.2.1.4, then the conversion shall be deemed to have taken place automatically regardless of whether the certificates representing such shares have been tendered to the Company, but from and after such conversion any such certificates not tendered to the Company shall be deemed to evidence solely the Ordinary Shares received upon such conversion and the right to receive a certificate for such Ordinary Shares. If the conversion is in connection with an IPO, the conversion may, at the option of any holder tendering Preferred Shares for conversion, be conditioned upon the closing of the IPO, in which event the Person(s) entitled to receive the Ordinary Shares issuable upon such conversion of the Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of the IPO.

The Company shall, as soon as practicable after the conversion and surrender of the certificate(s) representing the Preferred Shares converted, issue and deliver to such holder of Preferred Shares, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid. In the event that the certificate(s) representing the Preferred Shares to be converted as aforesaid are not delivered to the Company, then the Company shall not be obligated to issue any certificate(s) representing the Ordinary Shares issued upon such conversion, unless the holder of such Preferred Shares notifies the Company in writing that such certificate(s) have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

9.2.3.	Conversion Price Adjustments.

9.2.3.1.	In the event that prior to the closing of the Qualified IPO, the Company issues any New Securities at a price per share lower than the applicable Conversion Price of any Preferred Share in effect immediately prior to such issuance (the “Reduced Price”), then the applicable Conversion Price for such Preferred Shares shall be reduced, for no additional consideration in accordance with the following broad-based weighted average formula:

CP =	(N × P) + (N’ × P’)
N + N’

where CP is the adjusted Conversion Price; N is the number of the aggregate number of the Company’s outstanding Ordinary Shares and Preferred Shares on a fully diluted, as-converted basis, outstanding immediately prior to the relevant issuance of New Securities; P is the Conversion Price applicable to such Preferred Share in effect immediately prior to such issuance; N’ is the number of New Securities; and P’ is the price per share of the New Securities.

9.2.3.2.	Subject to Article 9.2.3.4, no adjustment of the Conversion Price pursuant to Article 9.2.3.1 shall be made if it has the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment. No adjustments of the Conversion Price for Preferred Shares shall be made in an amount less than US$0.00001 per share (as adjusted for subsequent Recapitalization Events).

9.2.3.3.

In the case of the issuance of New Securities for cash, the consideration shall be deemed to be the amount of cash received therefor. In the case of the issuance of New Securities for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof, as shall be determined in good faith by the

Board. The Majority Preferred shall have the right to request in writing that the fair market value of such consideration be determined by a professional and independent appraiser, the identity of whom will be determined by the Board and approved by the Majority Preferred. For purposes of Article 9.2.3, the consideration for any New Securities shall be taken into account at the U.S. dollar equivalent thereof, on the day such New Securities are issued or deemed to be issued pursuant to Article 9.2.3.4.

9.2.3.4.	In the case of the issuance of warrants or options to purchase, or rights to subscribe for, New Securities, or securities which by their terms are convertible into or exchangeable for New Securities or options to purchase or rights to subscribe for such convertible or exchangeable securities (collectively, “Options”), the New Securities deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation the passage of time, but without taking into account potential anti-dilution adjustments), conversion or exchange, as the case may be, of such Options, shall be deemed to have been issued at the time of issuance of such Options at a consideration equal to the consideration (determined in the manner provided in Articles 9.2.3.3), if any, received by the Company for such Options upon the issuance of such Options plus any additional consideration payable to the Company pursuant to the terms of such Options (without taking into account potential anti-dilution adjustments and excluding cancellation of debt) for the New Securities covered thereby.

9.2.4.	Recapitalization Event. If at any time or from time to time there shall be a Recapitalization Event (other than any actions under Article 9.2.3), and other than a Liquidation, Distribution or Deemed Liquidation under Article 9.1, provision shall be made so that the Preferred Shareholders shall thereafter be entitled to receive upon conversion of the Preferred Shares the number of Ordinary Shares or other securities or property of the Company or otherwise, to which a holder of Ordinary Shares deliverable upon conversion of the Preferred Shares would have been entitled immediately prior to such Recapitalization Event. In any such case, appropriate adjustment shall be made in the application of the provisions of these Articles with respect to the rights of the holders of Preferred Shares after the Recapitalization Event to the end that the provisions of these Articles (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Shares) shall be applicable after that event as nearly equivalent as may be practicable.

9.2.5.	No Fractional Shares and Certificates as to Adjustments.

9.2.5.1.	No fractional shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be issued shall be rounded up to the nearest whole share.

9.2.5.2.	Upon the occurrence of each adjustment of the Conversion Price of Preferred Shares pursuant to this Article 9, the Company, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Shares a certificate setting forth each adjustment and showing in detail the facts upon which such adjustment is based. The Company shall furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment, (ii) the Conversion Price at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Preferred Share.

9.2.6.	Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any Dividend or other Distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of shares, at least 5 (five) Business Days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such Dividend, Distribution or other right, and the amount and character of such Dividend, Distribution or other right.

9.2.7.	Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, then the Company will take such corporate action as may be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

9.3.	Voting Rights. Each of the Preferred Shares shall be voted together with the other shares of the Company, and not as a separate class, in all General Meetings, except as required herein or under applicable law, with each Preferred Share having votes in such number as if then converted into Ordinary Shares.

Shares; Pre-emptive Rights

10.	Subject to the provisions of these Articles, the unissued shares of the Company shall be at the disposal of the Board who may offer, allot, grant options or otherwise dispose of shares to such Persons, at such times and upon such terms and conditions as the Company may by resolution of the Board determine.

11.	The Company may issue shares having the same rights as the existing shares, or having preferred or deferred rights, or rights of redemption, or restricted rights, or any other special right in respect of dividend distributions, voting, appointment or dismissal of directors, return of share capital, distribution of Company’s property, or otherwise, all as determined by the Company from time to time, subject to the provisions of these Articles. The Company may convert any part of the issued shares that had been purchased by the Company to deferred shares in accordance with Section 308 of the Companies Law.

12.	Subject to the provisions of the Companies Law and these Articles, the Company may issue redeemable shares and redeem them.

13.	Until the closing of a Qualified IPO, each Eligible Shareholder shall have the right to participate in any issuance of New Securities by the Company at the offering price as follows:

13.1.	If the Company proposes to issue New Securities, it shall give each Eligible Shareholder a written notice thereof (the “Rights Notice”) of its intention to do so, describing the New Securities, the price and the general terms upon which the Company proposes to issue them. Each Eligible Shareholder shall have 7 (seven) Business Days from the date of the Rights Notice to agree to purchase up to such Eligible Shareholder’s pro-rata portion of the New Securities which is equal to the ratio of (a) the number of outstanding shares of the Company which such Eligible Shareholder holds immediately prior to the issuance of such New Securities, on an as converted basis, to (b) the total number of outstanding shares of the Company, on an as converted basis, immediately prior to the issuance of the New Securities (the “Pro Rata Portion”), for the price and upon the general terms specified in the Rights Notice, by giving written notice to the Company setting forth the quantity of New Securities to be purchased (the “Acceptance Notice”), provided, that the Eligible Shareholder shall be obligated to consummate the purchase of such New Securities only if the Company consummates the sale of the New Securities with the other Eligible Shareholders, pursuant to the terms described in such Rights Notice. The Eligible Shareholders providing the Company with the Acceptance Notice on a timely manner (the “Accepting Shareholder”) shall have three (3) business days from the date of such notice to agree, by written notice to the Company, to purchase all or part of the New Securities not purchased by the other Eligible Shareholders pro rata among any Accepting Shareholder (based on their shareholdings in the Company on an as converted basis, provided that no Accepting Shareholder shall be entitled or required to purchase a greater number of such New Securities than provided in its written notice to the Company).

13.2.	If the Eligible Shareholders fail to exercise in full their preemptive rights within the period specified herein, then with respect to such portion of unsold New Securities the Company shall have until the lapse of ninety (90) days from the date of the Rights Notice or from such date on which all Eligible Shareholders declined to exercise rights hereunder, whichever occurs earlier, to sell the unsold New Securities at a price and upon general terms no more favorable to the purchasers thereof than specified in the Rights Notice. If the Company has not sold such New Securities within said ninety (90) day period the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Eligible Shareholders in the manner provided above.

13.3.	An Eligible Shareholder may assign its right under this Article 13 to a Permitted Transferee thereof.

13.4.

If the offer to Shareholders under this Article 13 may constitute an offer to the public under applicable laws which is subject to prospectus requirements then such offer shall be limited to (i) the type of Offerees the offering to which is exempted from such prospectus requirement, and (ii) to such limited number of Eligible Shareholders with the highest holdings in the Company (aggregating holdings of

Permitted Transferees for the purpose of calculating the Shareholders with the highest holdings; provided that such Permitted Transferees shall be considered as separate entities to the extent viewed as such by applicable law; and further provided that the transfers to such Permitted Transferees were not made for the purpose of increasing the number of entities that are Permitted Transferees of the original transferring Shareholder(s) eligible to participate in the offer to Shareholders under this Article 13), not including and in addition to the Offerees under paragraph (i), the offering to which is exempted from such prospectus requirement; provided however, in no event shall Insight, DAG, Benchmark, BVP or Mangrove be excluded from such offering.

14.	Subject to the provisions of these Articles, the Company may issue from time to time options, warrants, other rights to subscribe for instruments convertible into, or exchangeable for shares of the Company, the terms and conditions of which shall be determined by the Board in accordance with these Articles.

15.	The Company shall not be bound to recognize any equitable, contingent, future or partial interest in any share or any other right whatsoever in any share other than an absolute right to the entirety thereof in the registered holder.

16.	If two or more Persons are registered as joint holders of a share:

16.1.	They shall be jointly and severally liable for any calls or any other liability with respect to such share. However, with respect to voting, powers of attorney and furnishing of notices, the one registered first in the Register shall be deemed to be the sole owner of the share unless all the registered joint holders notify the Company in writing to treat another one of them as the sole owner of the share.

16.2.	Each one of them shall be permitted to give receipts binding all the joint holders for dividends or other moneys or property received from the Company in connection with the share and the Company shall be permitted to pay all the dividend or other moneys or property due with respect to the share to one or more of the joint holders, as it shall choose.

17.	Share certificates shall bear the signature of one director, or of any other person or persons authorized thereto by the Board. Each Shareholder shall be entitled to one numbered certificate for all the shares of any series registered in his or its name, and if the Board so approves, to several certificates, each for one or more of such shares. A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Register. If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board may deem fit.

Lien

18.	The Company shall have a lien and first pledge on every share that was not paid up in full, in respect of money due to the Company on calls for payment or payable at fixed times, whether or not presently payable, or the fulfillment and performance of the obligations and commitments to which the Company is entitled in respect of the share. The lien on a share shall also apply to Dividends and other distributions payable on it. The Board may exempt any share, in full or in part, temporarily or permanently, from the provisions of this Article.

19.	The Company may sell any share on which it has a lien in any manner the Board sees fit, but such share shall not be sold before the date of payment of the amount in respect of which the lien exists, or the date of fulfillment and performance of the obligations and commitments in consideration of which the lien exists, has arrived, and until 10 (ten) Business Days have passed after written notice has been given to the registered holder at that time of the share, or to whoever is entitled to it upon the registered owner’s death or bankruptcy, demanding payment of the amount against which the lien exists, or the fulfillment and performance of the obligations and commitments in consideration of which the lien exists, and such payment or fulfillment and performance have not been made. Any such sale of shares shall be subject to all terms and conditions applying to the issuance of shares by the Company.

20.	The net proceeds of the sale shall be applied in payment of the amount due to the Company for the fulfillment and performance of the obligations and commitments as aforesaid in the preceding Article, and the remainder, if any, shall be paid to whoever is entitled to the share on the day of the sale, subject to a lien on amounts the date of payment of which has not yet arrived, similar to the lien on the share before its sale.

21.	After the execution of a sale of pledged shares as aforesaid, the Board shall be permitted to sign or to appoint someone to sign a deed of transfer of the sold shares and to register the purchaser’s name in the Register as the owner of the shares so sold, and it shall not be the obligation of the buyer to supervise the application of the purchase price nor will his right in the shares be affected by any fault or error in the procedure of sale. The sole remedy of one who has been aggrieved by the sale shall be in actual damages only and against the Company exclusively.

Calls for Payment

22.	With respect to shares not fully paid for according to their terms of issuance, a Shareholder, whether he is the sole holder of shares or holds the shares together with another Person, shall not be entitled to receive Dividends nor any other right a Shareholder has unless he has paid all the calls by the Company which shall have been made from time to time.

23.	Subject to any contractual undertakings of the Company, the Board may make calls for payment from Shareholders of the amount not yet paid up on their shares as the Board shall see fit, provided that the Company gives the Shareholders prior notice of at least 10 (ten) Business Days on every call and that the date for payment set forth in such notice be not less than one month after the last call for payment. Each Shareholder shall pay the amount called to the Company on the date and at the place prescribed in the Company’s notice.

24.	The joint holders of a share shall be jointly and severally liable to pay the calls for payment on such share in full.

25.	If the amount called is not paid by the prescribed date, the Person from whom it is due shall be liable to pay such index linkage differentials and interest as the Board shall determine, from the date on which payment was prescribed until the day on which it is paid, but the Board may forego the payment of such linkage differentials or interest, in whole or in part.

26.	Any amount that, according to the conditions of issuance of a share, must be paid at the time of issuance or at a fixed date, whether on account of the par value of the share or premium, shall be deemed for the purposes of these Articles to be a call for payment that was duly made. In the event of non-payment of such amount all the provisions of these Articles shall apply in respect of such amount as if a proper call for its payment had been made and an appropriate notice thereof given.

27.	At the time of issuance of shares the Board may make arrangements that differentiate between Shareholders, in respect of the amounts of calls for payment, their dates of payment or the rate of interest.

28.	The Board may, if it thinks fit, accept from any Shareholder for its shares any amount of money the payment of which has not yet been called and paid, and to pay him (i) interest for that advance until the day on which payment of that amount would have been due had he not paid it in advance, at a rate agreed between the Company and such Shareholder, and (ii) any Dividends that may be paid for that part of the shares for which the Shareholder has paid in advance.

Forfeiture of Shares

29.	If a Shareholder fails to pay any call or installment of a call on the day appointed for payment thereof, the Board may, at any time thereafter during such time as any part of such call or installment remains unpaid, serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued and any expenses that were incurred as a result of such non-payment.

30.	The notice shall specify a date not less than 5 (five) Business Days from the date of the notice, on or before which the payment of the call or installment or part thereof is to be made together with interest and any expenses incurred as a result of such non-payment. The notice shall also state the place the payment is to be made and that in the event of non-payment at or before the time appointed, the share in respect of which the call was made will be liable to forfeiture.

31.	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Board to that effect.

32.	The forfeiture shall apply to those Dividends that were declared but not yet distributed with respect to the forfeited shares.

33.	A share so forfeited shall be deemed to be the property of the Company and can be sold or otherwise disposed of, on such terms and in such manner as the Board thinks fit. At any time before a sale or disposition the forfeiture may be canceled on such terms as the Board thinks fit. Any such sale of shares shall be subject to all terms and conditions applying to the issuance of shares by the Company.

34.	A Person whose shares have been forfeited shall cease to be a Shareholder in respect of the forfeited shares, but shall nevertheless remain liable to pay to the Company all moneys which, at the date of forfeiture, were presently payable by him to the Company in respect of the shares, but his liability shall cease if and when the Company receives payment in full of the nominal amount of the shares.

35.	The forfeiture of a share shall cause, at the time of forfeiture, the cancellation of all rights in the Company and of any claim or demand against the Company with respect to that share, and of other rights and obligations between the share owner and the Company accompanying the share, except for those rights and obligations which these Articles exclude from such a cancellation or which the Law imposes upon former Shareholders.

36.	The Person to whom the share is sold or disposed of shall be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

37.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the par value of the share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

Transfer of Shares

38.	No Sale.

38.1.

Unless otherwise approved in writing by the Majority Preferred, until the earlier of a Qualified IPO or a Liquidation or a Deemed Liquidation each Founder shall be entitled to Transfer: (i) 97,641 Ordinary Shares of the Company in accordance with that certain Founder Share Sale Agreement dated on or about the effective date of these Articles (“FSSA”), and, in addition, (ii) up to 15% (fifteen percent) of the Ordinary Shares which are held by him immediately after the closing of the FSSA (the Transfers by a Founder in accordance with this Article 38, including any the Transfers pursuant to the FSSA, shall be referred to hereinafter as “Allowed Transfers”). All afore-mentioned Transfers shall be subject to the provisions of Article 40. The limitations pursuant to this Article 38 shall apply only with respect to Ordinary Shares held by the Founders.

38.2.	Each Shareholder that is an entity that was formed for the sole purpose of directly acquiring securities of the Company or that has no substantial assets other than securities of the Company or direct interests in securities of the Company agrees that (i) certificates for shares of its common stock or other instruments reflecting equity interests in such entity (and the certificates for shares of common stock or other equity interests in any similar entities controlling such entity) will note the restrictions contained in these Articles on the restrictions on Transfer of shares as if such common stock or other equity interests were securities of the Company, (ii) no shares of such common stock or other equity interests may be Transferred (including any Transfer or issuance by the Company) to any Person other than in accordance with the terms and provisions of these Articles as if such common stock or other equity interests were securities of the Company and (iii) any Transfer of such common stock or other equity interests shall be deemed to be a transfer of a pro rata number of securities of the Company hereunder.

39.	No Transfer of shares shall be effective unless the Transfer has been approved by the Board, which consent shall not be unreasonably withheld or delayed, provided that such consent shall not be required for a transfer to a Permitted Transferee or from a Permitted Transferee back to the original Shareholder. Among other reasons, the Board may refuse to register a Transfer in the event that such a Transfer is to a competitor of the Company, or in the event that such a Transfer would result in the Company having more than 50 (fifty) shareholders. In the event that the Board does not notify the transferor of its refusal to allow a Transfer together with a detailed reasoning for such refusal within 10 (ten) Business Days of receipt by the Company of a request for Transfer which includes the identity of the transferor then the Board shall be deemed to have agreed to such Transfer, provided that such agreement by the Board will be deemed to be subject to compliance by the transferor and the transferee with the terms of these Articles related to a Transfer.

40.	Right of First Refusal. Until the closing of a Qualified IPO, each Eligible Shareholder shall have a right of first refusal with respect to any Transfer of all or any of the securities of the Company held by any Shareholder (any such Shareholder shall be referred to as a “Transferor”), in accordance with the following provisions:

40.1.	Any Transferor proposing to Transfer all or any of its securities (the “Offered Securities”) shall first provide the Eligible Shareholders with an offer stating the identity of the Transferor and of the transferee and the terms of the proposed Transfer (the “Offer”). Each of the Eligible Shareholders may accept such Offer in respect of any portion of the Offered Shares (“Accepting Shareholders”) by giving the Company notice to that effect within 10 (ten) Business Days from the date of the Offer (an “Acceptance”). The Accepting Shareholders shall have additional 5 (five) Business Days from the expiration of the afore-mentioned 10 (ten) Business Days period to agree, by written notice to the Company, to purchase all or part of the Offered Securities not purchased by the non-Accepting Shareholders, pro rata among any interested Accepting Shareholders (based on their shareholdings in the Company on an as converted basis, provided that no Accepting Shareholder (an “Additional Acceptance”). An Eligible Shareholder shall be entitled to give a conditional Acceptance or conditional Additional Acceptance according to which in any case that the Acceptances or Additional Acceptances, as applicable, in the aggregate, are for less than all of the Offered Securities, it will purchase an additional pro rata portion of the remaining Offered Securities not covered by the Acceptances or the Additional Acceptances.

40.2.	If the Acceptances and the Additional Acceptances, in the aggregate, are in respect of all of, or more than, the Offered Securities, then the Accepting Shareholders shall acquire the Offered Securities, on the terms aforementioned, in proportion to their respective holdings of the Company’s issued and outstanding share capital relative to all other Accepting Shareholders, provided, however, that no Accepting Shareholders shall be entitled or shall be forced to acquire under the provisions of this Article 40 more than the number of Offered Securities accepted by such Accepting Shareholder under the Acceptance and the Additional Acceptance, and upon the allocation to it of the full number of Offered Securities so accepted, such Accepting Shareholder shall be disregarded in any subsequent computations and allocations hereunder with respect to a given proposed Transfer.

40.3.	If the Acceptances and the Additional Acceptances are in respect of less than the full number of Offered Securities, then the Accepting Shareholders shall not be entitled to acquire the Offered Shares, and the Transferor, at the expiration of the aforementioned 10 (ten) Business Days plus 5 (five) Business Days period or on such date on which all Eligible Shareholders declined to exercise rights hereunder, whichever occurs earlier, shall be entitled to Transfer all (but not less than all) of the Offered Securities to the proposed transferee(s) identified in the Offer, provided, however, that in no event shall the Transferor Transfer any of the Offered Securities to any transferee other than such proposed transferee(s) or Transfer the same on terms more favorable to the transferee(s) than those stated in the Offer, and provided, further, that if the Offered Securities are not Transferred within 90 (ninety) days after the expiration of such 15 (fifteen) Business Day period, or of such date on which all Eligible Shareholders declined to exercise rights hereunder, whichever occurs earlier, then they shall again be subject to the provisions of this Article 40.

40.4.	Intentionally Omitted.

40.5.	The Transferor shall be bound, upon payment of the offer price, to Transfer to the Accepting Shareholders the Offered Securities which have been allocated to the Accepting Shareholders pursuant to this Article 40. If, after becoming so bound, the Transferor defaults in Transferring the Offered Securities, the Company may receive the purchase price therefor and the Transferor shall be deemed to have appointed any member of the Board as the Transferor’s agent to execute a Transfer of the Offered Securities to the Accepting Shareholders and, upon execution of such Transfer, the Company shall hold the purchase price therefor in trust for the Transferor.

40.6.	Any Transfer of securities by any Preferred Shareholder pursuant to the exercise of its co-sale rights under Article 41 shall not be subject to the right of first refusal under this Article 40 to the extent that the number of the securities being Transferred has not changed as a result of the exercise of co-sale rights. To the extent such number has changed, any previous co-sale rights with respect to such transaction shall expire and the provisions hereof shall apply to the transaction again, ab initio, and the Transferors including the Exercising Preferred Shareholders shall give a new Offer hereunder.

41.	Co-Sale

41.1.

Until the closing of a Qualified IPO, in the event of a Transfer of securities held by any Ordinary Shareholder or Preferred Shareholder, excluding the BVP Entities, Mangrove, Benchmark, Insight and DAG, Transfer by whom is not subject to the provisions of this Article 41 (but who are still entitled to rights under this Article 41) (any such Shareholder shall be referred to as a “Seller”), each Preferred Shareholder shall have the option, exercisable by written notice to the Seller, within 15 (fifteen)

Business Days after receipt of the Offer, to participate in the Transfer and to Transfer an amount of securities up to such amount of securities in the Company owned by such Preferred Shareholder determined by multiplying the total number of securities being Transferred times a fraction, the numerator of which is the number of issued and outstanding shares held by such Preferred Shareholder, on an as converted basis, and the denominator of which is the total number of issued and outstanding shares held by all of the Seller and all Exercising Preferred Shareholders, on an as converted basis (the “Pro Rata Shares”), by including the Pro Rata Shares held by such Preferred Shareholder with the securities being Transferred to any proposed purchaser thereof. The Transfer by any such Preferred Shareholder in accordance with this Article 41.1 shall be on the same terms and conditions under which the securities of the Seller are being transferred.

41.2.	In the event that Preferred Shareholders choose to exercise their rights hereunder (“Exercising Preferred Shareholders”), the Seller must reduce the number of securities it desires to Transfer from the total amount of securities to be purchased by the proposed transferee and the Exercising Preferred Shareholders will contribute up to their Pro Rata Shares and the Seller will contribute the remaining number of securities up to the total number of securities to be purchased by the proposed transferee.

41.3.	Notwithstanding the aforesaid, the provisions of this Article 41 shall not apply with respect to any Transfers by Founders which are Allowed Transfers.

42.	The no sale limitations, the right of first refusal and rights of co sale set forth in Articles 38, 40 and 41 respectively shall not apply to Transfers of securities from a Shareholder to the Permitted Transferees of such Shareholder, and from such Permitted Transferee back to the original Shareholder (provided such Original Shareholder is a Permitted Transferee of such transferor and/or to a Permitted Transferee of such Original Shareholder).

43.	Each Transfer of securities shall be made in writing in such form as shall be approved by the Board from time to time, which shall be executed by both the transferor and transferee, and delivered to the Office together with the transferred share certificates, if share certificates have been issued with respect to the shares to be transferred (or a lost certificate affirmation in case the certificates are not found), and any other proof of the transferor’s title that the Board may require. A deed of transfer that has been registered, or a copy thereof, as shall be decided by the Board, shall remain with the Company; any deed of transfer that the Board shall refuse to register shall be returned, upon demand, to the Person who furnished it to the Company, together with the share certificate, if furnished.

44.	Until an IPO, subject to the approval of the Majority Preferred and the Board of Directors (including the approval of the Preferred Directors), in the event that Shareholders holding at least 60% (sixty percent) of the voting power in the Company, on an as converted basis, accept a bona fide offer from a potential buyer (the “Buyer”) to effect an M&A Event, then:

44.1.	Such decision shall be binding upon the Company and all of the Shareholders and the Shareholders will not object to, shall vote in favor of (including in all class votes), shall execute the relevant documents in connection with, and shall otherwise take all actions necessary and reasonable to effect, such M&A Event on the same terms and conditions for all Shareholders, provided that the proceeds of such transaction (in the case of an asset sale, after payment or provision for all liabilities) shall be distributed in accordance with the provisions of Article 9.1.

44.2.	If the M&A Event is conditioned upon the sale of all of the shares of the Company to the Buyer (a “Sale of Shares Transaction”), then all Shareholders (including those Shareholders who did not accept the Sale of Shares Transaction) shall be required to sell their shares in the Sale of Shares Transaction, on the same terms and conditions as those Shareholders who accepted the Sale of Shares Transaction; provided that the proceeds received in the Sale of Shares Transaction (in the case of an asset sale, after payment or provision for all liabilities) shall be distributed in accordance with the provisions of Article 9.1.

44.3.	In the event of a Sale of Shares Transaction, as soon as possible after receipt of the Buyer’s offer but in any event not less than 10 (ten) days prior to the date set by the Buyer as the final date for accepting such offer, the Company shall notify, or cause to be notified, each Shareholder, to the extent applicable, in writing of such offer. Such notice shall set forth: (i) the name of the Buyer; and (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the Buyer.

44.4.	In the event that a Shareholder fails to surrender its certificate in connection with the consummation of a purchase of shares by a Buyer pursuant to this Article 44, such certificate shall be deemed cancelled and the Company shall be authorized to issue a new certificate in the name of the Buyer and the Board shall be authorized to establish an escrow account, for the benefit of such Shareholder, as applicable, into which the consideration for such securities represented by such cancelled certificate shall be deposited and to appoint a trustee to administer such account until such time as such Shareholder shall surrender its certificate or otherwise present evidence to the Company’s satisfaction that such certificate was lost, stolen or destroyed or shall otherwise comply with the conditions for release then set by the Board.

44.5.	Without derogating from the aforesaid and in addition to it, the majority required for a forced sale pursuant to Section 341 of the Companies Law shall be 60% (sixty percent) of the issued and outstanding share capital of the Company, on an as converted basis (with no need for a separate consent of each class). The distribution (in the case of an asset sale, after payment or provision for all liabilities) of the consideration in such transaction shall be in accordance with the provisions of Article 9.1.

44.6.	The obligations of the Shareholders to participate in any Sale of Shares Transaction pursuant to this Article 44 are subject to the satisfaction of the following conditions:

44.6.1.	if any Shareholders of a class of securities are given an option as to the form and amount of consideration to be received with respect to securities in a class, all holders of securities of such class will be given the same option;

44.6.2.	no Shareholder shall be obligated to pay more than his or its pro rata amount of expenses incurred (based on the proportion of the aggregate transaction consideration received in connection with a consummated Sale of Shares Transaction) to the extent such expenses are incurred for the benefit of all Shareholders and are not otherwise paid by the Company or the Buyer (expenses incurred by or on behalf of a Shareholder for his or its sole benefit not being considered expenses incurred for the benefit of all Shareholders); and

44.6.3.

in the event that the Shareholders are required to provide any representations, warranties or indemnities in connection with a Sale of Shares Transaction (other than representations, warranties and indemnities on a several basis concerning each Shareholder’s valid ownership of his or its securities, free of all liens and encumbrances, enforceability of transaction documents, non-contravention with laws, contracts or consents and each Shareholder’s authority, power, and right to enter into and consummate agreements relating to such Sale of Shares Transaction without violating applicable law or any other agreement), then each Shareholder shall not be liable for more than his or its pro rata amount (based on the proportion of the aggregate transaction consideration received) of any liability for misrepresentation or indemnity (except in respect of such several representations and warranties) and such liability shall not exceed the total purchase price received by such Shareholder (net of broker fees) from such Buyer for his or its securities (including the exercise price thereof).

45.	Upon the death or liquidation of a Shareholder who was holding shares in the Company jointly with others, the remaining holder(s) shall be recognized by the Company as the sole holder(s) of any title to the shares; however, nothing aforesaid shall release the estate or liquidator of a joint holder of a share from any obligation to the Company with respect to the share that such Shareholder held.

46.	Upon the death or liquidation of a Shareholder who was the single holder of shares in the Company, such Shareholder’s holdings in the Company may be transferred or transmitted to such Person who becomes entitled to the Shareholder’s relevant assets as a consequence of the death or liquidation, upon such evidence being produced as may from time to time be required by the Board, subject to the Board’s power under these Articles to refuse or delay registration as they would have been entitled to do if the original Shareholder had transferred its holdings in the Company prior to death or liquidation. In the event of refusal of the Board to transfer or transmission, a trustee shall be appointed, by mutual consent of the Company and the estate or liquidator, for the sale and transfer of the shares in the Company, in accordance with all terms and conditions set forth in these Articles. Nothing aforesaid shall release the estate or liquidator of the original Shareholder from any obligation to the Company with respect to the share that such Shareholder held.

Changing Share Rights

47.	Subject to the provisions of these Articles, if at any time the share capital is divided into different classes of shares, the Company may change, convert, broaden, add or vary in any other manner the rights, preferences or privileges attached to such classes by resolution of the General Meeting of the Company, provided that, subject to Article 61, only a direct change to the rights attached to a certain class of shares under these Articles shall require an approval obtained at a meeting of the holders of such class of shares or the written consent of the holders of more than 50% (fifty percent) of the issued shares of such class, and with regard to each of the classes of Preferred B Shares, Preferred B-1 Shares, Preferred C Shares, Preferred D Shares and Preferred E Shares, the written consent of the holders of at least 60% (sixty percent) of the issued shares of such class. Any resolution required to be adopted pursuant to these Articles by the consent of a separate class of shares, whether by way of a separate General Meeting of such class or by way of written consent, shall be given by the holders of shares of such class entitled to vote or give consent thereon and no holder of shares of a certain class shall be banned from voting or consenting by virtue of being a holder of more than one class of shares of the Company, irrespective of any conflicting interests that may exist between such different classes of shares. A Shareholder shall not be required to refrain from participating in the discussion, voting and/or consenting on any resolution concerning an amendment to any class of shares held by such Shareholder, due to the fact that such Shareholder may benefit in one way or another from the outcome of such resolution.

Subject to Article 61, (i) the creation of a new class of shares or the issuance of shares thereof; and (ii) a waiver or a change, in whole or in part, to a right, preference or privilege of a class of shares set forth in these Articles, whether applied on a one-time or permanent basis and whether applied in connection with a current or a future event, which waiver or change is applied in the same manner to all classes of shares which hold such right and therefore to which such waiver or change may be applicable, regardless of whether the economic effect of such change affects classes of shares differently, shall not be deemed to be a direct change to the rights attached to any one class of shares. Furthermore, any waiver or change to the rights attached to a class of shares shall not be deemed to be a direct change to the rights attached to another class of shares.

Modification of Capital

48.	Subject to the provisions of these Articles, the Company may, from time to time, by a resolution in a General Meeting, and subject to the provisions of these Articles:

48.1.	consolidate and divide its share capital or a part thereof into shares of greater value than its existing shares;

48.2.	cancel any shares which have not been purchased or agreed to be purchased by any Person;

48.3.	by subdivision of its existing shares, or any of them, divide the whole, or any part, of its share capital into shares of lesser value than is fixed by these Articles, and in a manner so that with respect to the shares created as a result of the division it will be possible to grant to one or more shares a right of priority, preference or advantage with respect to dividend, capital, voting or otherwise over the remaining or similar share;

48.4.	reduce its share capital, and any fund reserved for capital redemption, in the manner that it shall deem to be desirable under the provisions of Section 287 of the Companies Law;

48.5.	increase its share capital, regardless of whether or not all of its shares have been issued, or whether the shares issued have been paid in full, by the creation of new shares, divided into shares in such par value, and with such preferred or deferred or other special rights (subject always to the provisions of these Articles), and subject to any conditions and restrictions with respect to Dividends, return of capital, voting or otherwise, as shall be directed by the resolution;

48.6.	convert part of its issued and paid-up shares into deferred shares; or

48.7.	cancel any securities that are Repurchased by the Company, in accordance with Section 308 of the Companies Law.

49.	Subject to any provision to the contrary in the resolution authorizing the increase in share capital pursuant to these Articles, the new share capital shall be deemed to be part of the original share capital of the Company and shall be subject to the same provisions with reference to payment of calls, liens, title, forfeiture, transfer and otherwise as apply to the original share capital.

General Meetings

50.	A General Meeting shall be held at least once every year, at such place and time as may be prescribed by the Board but in any event not more than 15 (fifteen) months after the preceding General Meeting. The annual General Meetings shall be called Annual General Meetings; all other General Meetings shall be called Special General Meetings.

51.	The Board, whenever it thinks fit, may, and upon a demand in writing by: (i) a director; or (ii) one or more Shareholders holding at least 10% (ten percent) of the issued and outstanding share capital and at least 1% (one percent) of the voting rights; or (iii) one or more Shareholders holding at least 10% (ten percent) of the voting rights in the Company, shall convene a Special General Meeting. Any such demand shall include the objects for which the meeting should be convened, shall be signed by those making the demand (the “Petitioners”) and shall be delivered to the Office. The demand may contain a number of documents similarly worded each of which are signed by one or more of the Petitioners. If the directors do not convene a meeting, the Petitioners may convene by themselves a Special General Meeting as provided in Section 64 of the Companies Law.

52.	Notices of General Meetings shall be given as follows:

52.1.	A prior notice of at least 5 (five) Business Days and no more than 45 (forty five) days of any General Meeting shall be given with respect to the place, date and hour of the meeting and the nature of every subject on its agenda.

52.2.	The notice shall be given to Shareholders entitled pursuant to these Articles to receive notices from the Company, as hereinafter provided.

52.3.	Non-receipt of a notice, given as aforesaid, shall not invalidate the resolution passed or the proceedings held at the relevant Meeting.

52.4.	With the consent of all the Shareholders who are entitled at such time to receive notices, the Company shall be permitted to convene Meetings and to resolve any resolution, upon shorter notice or without any notice and in such manner, generally, as shall be approved by the Shareholders.

Proceedings of General Meetings

53.	Subject to the provisions of these Articles, the function of the General Meeting shall be to receive and to deliberate with respect to the profit and loss statements, the balance sheets, the ordinary reports and the accounts of the Board and auditors; to declare Dividends, to appoint accountants-auditors and to fix their salaries, to amend these Articles, to approve certain actions and transactions under the provisions of Section 255 and Section 268 through Section 275 of the Companies Law.

54.	No matter shall be discussed or voted on at a General Meeting unless a quorum is present at the time when the General Meeting starts its discussions. Subject to the provisions of these Articles, two or more Shareholders present, personally or by proxy, who hold or represent the majority of the voting rights in the Company, on an as converted basis, and including Shareholders representing a Majority Preferred, shall constitute a quorum for General Meetings.

55.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, shall stand adjourned to the same place and time on the next day following the date of the original meeting.

56.	The chairman of the Board or a director appointed by the Board for such purpose shall open all General Meetings and shall preside as chairman at the meeting.

57.	The provisions of these Articles relating to General Meetings shall, mutatis mutandis, apply to any General Meeting of the holders of a particular class of shares (a “Class Meeting”), provided, however, that the requisite quorum at any such Class Meeting shall be one or more members present in person or proxy and holding not less than 50% (fifty percent) of the issued and outstanding shares of such class (with the exception that (i) in the event of a Class Meeting of the holders of the Preferred B Shares, Preferred B-1 Shares or the Preferred C Shares, at least one of the BVP Entities and Mangrove must be present in person or proxy, (ii) in the event of a Class Meeting of the holders of the Preferred D Shares, Benchmark must be present and (iii) in the event of a Class Meeting of the holders of the Preferred E Shares, Insight must be present), and provided, further, that in any deferred Class Meeting any two or more Shareholders holding shares of the relevant class present personally or by proxy shall constitute a quorum, and shall be entitled to deliberate and to resolve in respect of the matters for which the meeting was convened. In any case in which within half an hour from the time appointed for a Class Meeting a quorum is not present, the provisions of Article 55 shall apply, mutatis mutandis.

It is further provided, without derogating from the provisions of Article 47 hereof, that in any case of a proposed resolution which materially and directly changes the rights of only a certain class of Shareholders regarding: (i) their right to appoint directors (according to Article 71 herein); (ii) rights of Distribution Preference (according to Article 9 herein); (iii) Conversion Price Adjustments (according to Article 9.2.3 herein); (iv) Preemptive Rights (according to Article 13 herein); (v) No-Sale rights (according to Article 38); (vi) rights of First Refusal and Co-Sale (according to Articles 40 and 41 herein); (vii) drag-along rights (pursuant to Article 44); (viii) protective rights (according to Article 61); or (ix) rights regarding the participation and voting at the Company’s General Meeting and/or of the Company’s Board, any such resolution shall be subject to the prior approval by a Class Meeting of the Shareholders holding Shares of the class the rights of which are proposed to be changed. To remove any doubt it is hereby made clear and agreed that for the purpose of the above, the granting of any additional rights or privileges to one class of shares shall not be deemed as creating a change in the rights of any other class of shares.

Vote by Shareholders

58.	Every resolution put to the vote at a meeting shall be decided by a count of votes. Subject to any provision in the Law or in these Articles requiring a higher majority, all resolutions shall be passed by majority of the voting power (on an s converted basis) represented at the meeting in person or by proxy and voting thereon.

59.	Subject to the provisions of these Articles, in a count of votes, each Shareholder present at a General Meeting, personally or by proxy, shall be entitled to one vote for each share held by it (voting on an as if converted basis); provided that no Shareholder shall be permitted to vote at a General Meeting or to appoint a proxy to vote thereat unless he has paid all calls for payment and all moneys then due to the Company from him with respect to his shares.

60.	If the number of votes for and against is equal, the chairman of the meeting shall have no casting vote and the resolution proposed shall be deemed rejected.

61.	Notwithstanding anything to the contrary in these Articles, until the closing of a Qualified IPO, any action of the Company (whether by merger, recapitalization, reorganization or otherwise) regarding any of the following issues shall require the prior written consent of the Majority Preferred:

61.1.	amending these Articles, or any taking any other action which would have the effect of directly amending or directly adversely affecting the rights, preferences or privileges of the Preferred Shares or any series thereof (and if adversely affecting the rights, preferences or privileges of any specific class of Preferred Shares in a different manner than any other class of Preferred Shares, the prior written consent of the majority of such class shall be required);

61.2.	creating or issuing any class or series of shares or other securities having rights or a preference equal or superior to any of the Preferred Shares;

61.3.	effecting a reclassification or re-capitalization of the outstanding capital stock of the Company (other than stock splits, Bonus Shares and other technical changes in the company’s share capital);

61.4.	effecting a Liquidation, Distribution or Deemed Liquidation, any sale of all or substantially all of the Company’s technology/intellectual property, any sale of all or substantially all of Company’s assets, or termination of the Company’s activities;

61.5.	effecting any material change in the nature of the Company’s business;

61.6.	entering into any transaction between the Company and any of the shareholders or members of the Board, or any relatives or Affiliates thereof;

61.7.	making any loans or advances to employees other than loans or advances in the ordinary course of business;

61.8.	effecting any increase of the Company’s reserve for employee equity based plans;

61.9.	effecting any formation of or investment in any entity which is not wholly owned by the Company;

61.10.	effecting any amendment to the Company’s signatory rights;

61.11.	making any guarantee other than in the ordinary course of business;

61.12.	creating any mortgage, pledge or other security interest in all or substantially all of the property of the Company;

61.13.	declaration or payment of any dividends or other distributions on any class or form of shares, cash or other assets;

61.14.	increase or decrease in the number of the members of the Board;

61.15.	redemption of any of the Company’s securities;

61.16.	incurring indebtedness of more than US$ 500,000, not in the ordinary course of the Company’s business and not related to leases of real-estate for the Company’s use.

The same consents shall be required for any of the actions listed above taken by any subsidiary or Affiliate of the Company. To remove any doubt it is hereby made clear that each such issue shall be brought to the relevant organ of the Company such that issues which are in the range of the Board of Directors shall require a resolution of the Board even if approved by the Shareholders Meeting.

62.	In the case of joint holders of a share, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. The appointment of a proxy to vote on behalf of a share held by joint holders shall be executed by the signature of the senior of the joint holders. For the purposes of this Article, seniority shall be determined by the order in which the names of the joint holders stand in the Register.

63.	An objection to the right of a Shareholder or a proxy to vote in a General Meeting must be raised at such meeting or at such adjourned meeting wherein that Person was supposed to vote, and every vote not disqualified at such a meeting shall be valid for each and every matter. The chairman of the meeting shall decide whether to accept or reject any objection raised at the appointed time with regard to the vote of a Shareholder or proxy, and his decision shall be final.

64.	A Shareholder of unsound mind, or in respect of whom an order to that effect has been made by any court having jurisdiction, may vote, whether on a show of hands or by a count of votes, only through his legal guardian or such other Person, appointed by the aforesaid court, who performs the function of a representative or guardian. Such representative, guardian, or other Person may vote by proxy.

65.	A Shareholder which is a corporation shall be entitled to appoint a person who it shall deem fit to be its representative at every meeting of the Company. The representative appointed as aforesaid shall be entitled to perform on behalf of the Shareholder he represents all the powers that the Shareholder itself might perform as if it were a natural person.

66.	In every vote a Shareholder shall be entitled to vote either personally or by proxy. A proxy need not be a Shareholder. Shareholders may participate in a General Meeting by means of a conference telephone call or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this Article shall constitute presence in person at such meeting. Shareholders may also vote in writing, by delivery to the Company, prior to a General Meeting, of a written notice stating their affirmative or negative vote on an issue to be considered by such meeting.

67.	A letter of appointment of a proxy, power of attorney or other instrument pursuant to which the appointee is acting shall be in writing. An instrument appointing a proxy, whether for a specific meeting or otherwise, may be in the following form or in any other similar form prescribed by the Board:

“I,                     , of                     , a Shareholder holding shares in                      hereby appoint                      of                      as my proxy to vote in my name and place at the [annual, special, adjourned - as the case may be] General Meeting of the Company to be held on                     , and at any adjournment thereof.

In witness whereof signed by me this day of             ,

Appointor’s Signature”

Such instrument or a copy thereof shall be deposited at the Office, or at such other place as the Board may direct from time to time, before the time appointed for the meeting or adjourned meeting wherein the person referred to in the instrument is appointed to vote, or presented to the chairman at the meeting in which such person shall vote that share.

68.	A vote pursuant to an instrument appointing a proxy shall be valid notwithstanding the death of the appointor, or the appointor becoming of unsound mind, or the cancellation of the proxy or its expiration in accordance with any law, or the transfer of the shares with respect to which the proxy was given, unless a notice in writing of any such event was received at the Office before the meeting took place.

69.	A Shareholder is entitled to vote by a separate proxy with respect to each share held by him, provided that each proxy shall have a separate letter of appointment containing the serial number of share(s) with respect to which such proxy is entitled to vote. If a specific share is included by the holder in more than one letter of appointment, that share shall not entitle any of the proxy holders to a vote.

70.	Subject to the provisions of any law, a resolution in writing signed by all the holders of shares, entitled to vote with respect to such shares at General Meetings, or a resolution as aforesaid agreed upon by mail, facsimile, or e-mail shall have the same validity as any resolution, carried in a General Meeting of the Company duly convened and conducted for the purpose of passing such a resolution.

Board

71.	The Board shall consist of up to nine (9) members, to be appointed and removed as follows:

71.1.	1 (one) director to be appointed and removed from time to time by Insight Venture Partners VII, L.P. (the “Preferred E Director”)

71.2.	1 (one) director to be appointed and removed from time to time by Benchmark (the “Preferred D Director”);

71.3.	2 (two) directors to be appointed and removed by the holders of the highest number of outstanding Preferred B Shares and Preferred B-1 Shares, taken as a whole, from time to time such that the 2 (two) shareholders holding the highest number of Preferred B Shares and Preferred B-1 Shares, taken as a whole, shall each be entitled to appoint one director (the “Preferred B Directors”) and to remove the same;

71.4.	1 (one) director to be appointed and removed by the holder of the highest number of Preferred A Shares;

71.5.	2 (two) directors to be appointed and removed by the holders of the majority of the Ordinary Shares held by the Founders;

71.6.	The Company’s Chief Executive Officer shall serve as a director, ex officio;

71.7.	1 (one) director, an independent industry expert, to be appointed and removed by the majority of the above directors in office, including the affirmative consent of the Preferred Directors.

The same proportional representation shall apply to any committee of the Board.

For the purposes of this Article, each of (i) the BVP Entities shall and (ii) Benchmark (together with its affiliated funds), shall each be considered single shareholders.

72.	Each of (i) the Founders (by a majority decision), (ii) the BVP Entities, (iii) Mangrove, (iv) Benchmark, (v) Insight Venture Partners VII, L.P. and (vi) DAG shall be entitled to appoint and remove one observer to the Board (an “Observer”). An Observer shall be entitled to receive: (i) notice of all meetings of the Board, and to attend such meetings in a non-voting capacity, and (ii) all written documents and materials produced to the directors, provided, however, that such Observer shall (x) agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided, (y) undertake to disclose any potential conflicts of interest and (z) to remove itself from Board meetings and not be furnished with documents and materials in the event of a conflict reasonably foreseeable or ascertainable by the Observer. In the event that the directors shall resolve in good faith that an issue to be discussed at a Board meeting or disclosure to the Observer of information in certain documents or materials may cause an Observer to be in a conflict of interest situation, the directors shall notify the Observer of such resolution and the Observer shall not attend the respective part of such Board meeting, and/or not receive such documents or materials. In the event that the Company informs any Observer in writing that the Board will discuss a matter concerning the Company’s business, or potential business which may give rise to a potential conflict of interests between the Company and such Observer or the Shareholder who appointed such Observer, as shall be determined by the Board, then such Observer shall not participate in such discussion, and shall not be entitled to any documents or other information provided to the directors in connection therewith.

73.	The appointment, removal or replacement of a director, as set forth in Article 71, may be effected at any time, including during an initial or extended term of service of a director, by the delivery of a written notice to the Company at its Office, signed by the Shareholders or directors entitled to effect such appointment or removal.

74.	If any member of the Board is not designated or appointed, or if the office of any member of the Board is vacated, the other members of the Board may act in every way and manner provided for under these Articles and the law as long as their number does not fall below the quorum required by these Articles for a Board meeting.

75.	Any Board member is entitled to appoint an alternate director to himself (an “Alternate Director”). Any person may be an Alternate Director if such person is qualified to serve as a director of the Company, or if such person is already a director in the Company or an Alternate Director in the Company. Any Alternate Director shall have a vote equal to the vote of the Board member that he substitutes. An Alternate Director shall have, subject to his letter of appointment, all authorities vested to the member of the Board he substitutes. The tenure of office of an Alternate Director shall automatically be terminated upon the dismissal of such member by the Director for whom he/she is substituting, or upon the office of the member of the Board he substitutes being vacated for any reason, or upon the occurrence of one of the situations stated in Article 78 below in relation with such Alternate Director. In the event that a member of the Board is precluded by law or otherwise from participating in a meeting or a vote of the Board, such member shall be entitled to appoint an Alternate Director to so participate and/or vote in his place.

76.	A director shall not be required to hold qualifying shares in the Company.

77.	A director may hold another paid position or function, except as accountant-auditor, in the Company, or in any other company of which the Company is a Shareholder or in which the Company has some other interest, or that has an interest in the Company, together with his position as a director, upon such conditions with respect to salary and other matters as determined by the Board and approved by the General Meeting.

78.	Subject to the provisions of the Law, of these Articles, or to the provisions of an existing contract, the tenure of office of a director shall automatically be terminated upon the occurrence of one of the following:

78.1.	if he becomes bankrupt;

78.2.	if he is declared insane, becomes of unsound mind or legally competent;

78.3.	if he resigns by an instrument in writing delivered to the Company;

78.4.	with his death and if it is a corporation or other entity, with the liquidation of such corporation or other entity;

78.5.	if a condition to his/her appointment under Article 71 has ceased to be met.

79.	Members of the Board shall not receive any remuneration from the Company’s funds, unless otherwise resolved by the General Meeting, and at a rate decided by such resolution. Notwithstanding the aforesaid, subject to the consent in writing of the 2 (two) Preferred B Directors appointed in accordance with Article 71.3 herein, the Preferred D Director appointed in accordance with Article 71.2 and the Preferred E Director appointed in accordance with Article 71.1 herein, the members of the Board and all Observers shall be entitled to reimbursement of their expenses in the course of their performance of their duties as directors and Observers, including expenses in relation of participating in Board meetings, according to a reasonable reimbursement policy of the Company.

Powers and Duties of Directors

80.	The Board shall determine and direct the Company’s policy and shall supervise and inspect the performance of the Company’s Chief Executive Officer or General Manager and his or her actions and responsibilities, and it may pay all expenses incurred in connection with the establishment and registration of the Company as it shall see fit. The Board shall be entitled to perform the Company’s powers and authorities pursuant to Section 92 of the Companies Law and subject to any provision in Law, in these Articles, or the regulations that the Company shall adopt by a resolution in its General Meeting (insofar as they do not contradict the Law or these Articles). However, any regulation adopted by the Company in its General Meeting as aforesaid shall not affect the legality of any prior act of the Board that would be legal and valid but for that regulation.

81.	Without limiting the generality of the preceding provision, but subject to the provisions of these Articles, the Board may from time to time, in its discretion, borrow or secure the payment of any sum of money for the purposes of the Company, and it may raise or secure the repayment of such sum in such manner, at such times and upon such terms and conditions in all respects as it thinks fit, and, in particular, by the issue of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other securities on the whole or any part of the property of the Company, both present and future, including its uncalled capital for the time being and its called but unpaid capital.

Functions of the Directors

82.	The Board may meet in order to transact business, to adjourn its meetings or to organize them otherwise as it shall deem fit, in accordance with the Articles herein.

83.	The directors, by a majority vote, shall elect a chairman of the Board. Such chairman shall not have any additional or casting vote.

84.	The presence of a majority of the directors then in office including the Preferred Directors at the opening of a meeting shall constitute a quorum for meetings of the Board. Notwithstanding the aforesaid, if within half an hour of the time arranged for the Board meeting no quorum is present, such meeting shall stand adjourned to the next day thereafter, at the same hour and in the same place, or in the event that such a day is not a Business Day, then to the first Business Day thereafter, and in such adjourned meeting if no quorum is present within half an hour of the time arranged, at least 50% (fifty percent) of the directors, who are present at such adjourned meeting, shall be deemed a quorum.

85.	The Board may delegate any of its powers to committees and may from time to time revoke such delegation. Each committee to which any powers of the Board have been delegated shall abide by any regulations enacted by the Board with respect to the exercise of such delegated powers. In the absence of such regulations or if such regulations are incomplete in any respect, the committee shall conduct its business in accordance with these Articles as applicable to the Board. The Preferred Directors shall have the right to sit on any committee of the Board.

86.	Members of the Board or a committee thereof may participate in a meeting of the Board or the committee by means of a conference telephone call or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Article shall constitute presence in person at such meeting.

87.	Every director may at any time request that a Board meeting be called and the Chairman shall call such a meeting upon such request.

88.	Any notice of a Board meeting can be given in writing, or by mail, facsimile, or e-mail and shall include reasonable detail of the issues of such meeting. Notice shall be given at least five (5) Business Days before the time appointed for the meeting, unless all of the members of the Board at that time agree to a shorter notice, or waive notice altogether.

89.	Subject to the provisions of these Articles and specifically without derogating from the provisions of Article 61, issues raised before all meetings of the Board shall be decided by the majority of the directors present at the meeting of the Board. Notwithstanding the aforesaid, (i) the appointment of the Chief Executive Officer and/or President of the Company, and (ii) the amendment of the budget and operating plans of the Company or any deviation of more than 10% from any budget for an item contained in the budget will, in addition to the above requirement, also require the affirmative consent of the Preferred Directors.

90.	A resolution in writing signed or agreed to in writing by all of the directors entitled to participate and vote on the issue at stake shall be valid for any purpose as a resolution adopted at a Board meeting that was duly convened and held. In place of a director the aforesaid resolution may be signed and delivered by an Alternate Director. In addition, the Board may adopt resolutions without meeting, in accordance with the terms of Section 103 of the Companies Law.

91.	All actions performed bona fide by the Board or by any person acting as a director or as an Alternate Director shall be as valid as if each and every such person were duly and validly appointed and fit to serve as a director or an Alternate Director, as the case may be, even if at a later date a flaw shall be discovered in the appointment of such a director or such a person acting as aforesaid, or in his qualifications to so serve.

92.	The Board shall cause minutes to be taken of all General Meetings of the Company, of the appointments of officers of the Company, and of Board’s meetings, which minutes shall include the following items, if applicable: the names of the persons present; the matters discussed at the meeting; the results of votes taken; resolutions adopted at the meeting; and directives given by the meeting. The minutes of any meeting, signed or appearing to be signed by the chairman of the meeting, shall serve as prima facie proof of the truth of the contents of the minutes.

Personal Interest

93.	In addition to the requirements herein, all transactions and actions in which an Office Holder (as such term is defined in the Companies Law) in the Company has a personal interest shall be approved in accordance with the provisions of the Companies Law.

Local Management

94.	The Board may organize from time to time arrangements for the management of the Company’s business in any particular place, whether in Israel or abroad, as they shall see fit.

95.	Without derogating from the general powers granted to the Board pursuant to the preceding Article, the Board may from time to time convene any local management or agency to conduct the business of the Company in any particular place, whether in Israel or abroad, and may appoint any person to be a member of such local management, or to be a director or agent, and may decide his manner of compensation. The Board may from time to time grant a person so appointed any power, authority, or discretion that the Board have at that time, and may authorize any person acting at that time as a member of a local management to continue in his position notwithstanding that some position has been vacated there, and any such appointment or authorization may be made upon such conditions as the Board deems fit. The Board may from time to time relieve any person so appointed or revoke or change any such authorization.

CEO, General Manager, President, Secretary, Other Officers and Attorneys

96.	Subject to the provisions of these Articles, the Board may from time to time appoint one or more persons, whether or not he is a member of the Board, as the Chief Executive Officer (“CEO”) of the Company. The appointment may be either for a fixed period of time or without limiting the time that the CEO will stay in office. The Board may, from time to time, subject to any provision in any contract between the CEO and the Company, release him from his office and appoint another or others in his or their place. The CEO shall be responsible for the current operation of the Company’s affairs within the bounds of the policy determined by the Board and subject to its directions. In addition, the Board may from time to time grant and bestow upon the CEO those powers and authorities that it exercises pursuant to these Articles and under the provisions of Section 92 of the Companies Law, as it shall deem fit, and may grant those powers and authorities for such period, and to be exercised for such objectives and purposes, in such time and conditions, and on such restrictions, as it shall decide; and it can from time to time revoke, repeal, or change any one or all of those powers or authorities.

97.	Subject to the provisions of these Articles, the Board may from time to time appoint a Secretary to the Company, a Treasurer and/or Comptroller or Chief Financial Officer as well as other officers, personnel, agents and servants, including management companies, for fixed, provisional or special duties, as the Board may from time to time deem fit, and may from time to time, in its discretion, suspend and/or dismiss any one or more of such persons. The Board may determine the powers and duties of such persons, and may demand security in such cases and in such amounts as it deems fit.

98.	Subject to the provisions of these Articles, the wages and any other compensation of the CEO and other managers, officers or personnel shall be determined from time to time by the Board, and it may be paid by way of a fixed salary or commission, or a percentage of profits or of the Company’s turnover or of any other company that the Company has an interest in, or by participation in such profits, or in any combination of the aforementioned methods, or such other method as the Board shall determine.

99.	The Board may from time to time directly or indirectly authorize any company, firm, person or group of people to be the attorneys in fact of the Company for purposes and with powers and discretion which shall not exceed those conferred upon the Board or which the Board can exercise pursuant to these Articles, and for such a period of time and upon such conditions as the Board may deem proper. Every such authorization may contain such directives as the Board deems proper for the protection and benefit of the persons dealing with such attorneys. The Board may also grant such an attorney the right to transfer to others, in part or in whole, the powers, authorities and discretions granted to him, and may terminate and revoke the appointments or revoke all or any part of the powers granted to them.

Dividends

100.	Subject to these Articles and the provisions of Sections 301 through 311 (inclusive) of the Companies Law, the Company, at a General Meeting and upon the recommendation of the Board, may declare a Dividend to be paid to the Shareholders, according to their rights and benefits under these Articles, and to decide the time of payment. A Dividend may not be declared in excess of that recommended by the Board, although the Company at a General Meeting may declare a smaller Dividend.

101.	A notice of the declaration of a Dividend shall be given to the Shareholders registered in the Register, in the manner provided for in these Articles.

102.	Subject to the provisions of these Articles, and subject to any rights or conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to Dividends, the profits of the Company which shall be declared as Dividends shall be distributed according to the proportion of the nominal value paid up to account of the shares held at the record date fixed by the Company, without regard to premium paid in excess of the nominal value, if any. No amount paid or credited as paid on a share in advance of calls shall be treated for purposes of this Article as paid on a share.

103.	Subject to these Articles, the Board may issue any share upon the condition that a Dividend shall be paid at a certain date, or that a portion of the declared Dividend for a certain period shall be paid, or that the period for which a Dividend shall be paid shall commence at a certain date, or any similar condition; in any such case, subject to Law and these Articles, the Dividend shall be paid in respect of such a share in accordance with such a condition.

104.	At the time of declaration of a Dividend the Company may decide that such a Dividend shall be paid in whole or in part by way of distribution of certain properties, including by means of distribution of fully paid up shares or debentures or debenture stock of the Company, or by means of distribution of fully paid up shares or debentures or debenture stock of any other company, or in one or more of the aforesaid ways.

105.	The Company shall have a lien on any Dividend paid in respect of a share on which the Company has a charge, and may use it to pay any debts, obligations or commitments to which the charge applies.

106.	The persons registered in the Register as Shareholders on the record date for declaration of the Dividend shall be entitled to receive the Dividend. A transfer of shares shall not transfer the right to a Dividend, which has been declared after the transfer but before the registration of the transfer.

107.	A Dividend may be paid by, inter alia, check or payment order to be mailed to the address of a Shareholder or person entitled thereto as registered in the Register, or in the case of joint owners - to the address of one of the joint owners as registered in the Register. Every such check shall be made out to the person to whom it is sent. The receipt of the person who on the record date in respect of the Dividend is registered as the holder of any share or, in the case of joint holders, of one of the joint holders, shall serve as a release with respect to payments made in connection with that share.

108.	If at any time the share capital is divided into different classes of shares, the distribution by way of Dividend, of fully paid up shares, or from funds, shall be made in one of the two following manners as to be determined by the Board:

108.1.	all holders of shares entitled to fully paid up shares shall receive one uniform class of shares; or

108.2.	each holder of shares entitled to fully paid up shares shall receive shares of the class of shares held by him and entitling him to fully paid up shares.

109.	In order to give effect to any resolution in connection with a Distribution, the Board may resolve any difficulty that shall arise with respect to such Distribution in such way as it shall deem proper, including the determination of the value of certain property for purposes of Distribution. The Board may further decide that payment in cash shall be made to a Shareholder on the basis of value decided for that purpose. The Board shall be permitted in this regard to grant cash or property to trustees in escrow for the benefit of persons entitled thereto, as the Board shall see fit. Wherever required, an agreement shall be submitted to the Registrar of Companies and the Board may appoint a person to execute such an agreement in the name of the persons entitled to any Dividend, property, fully paid-up shares or debentures as aforesaid, and such an appointment shall be valid and binding on the Company.

110.	The Board may, with respect to all Dividends not demanded within 30 (thirty) days after their declaration, invest or use them in another way for the benefit of the Company, until they shall be demanded.

111.	The Company shall not be obligated to pay interest on any Dividend, including in the circumstances set forth in the preceding Article.

112.	All Articles in these Articles of Association relating to Dividends, shall apply, mutatis mutandis, to a Distribution by the Company.

Reserves

113.	The Board may set aside from the profits of the Company the sums they deem proper, as a reserve fund or reserve funds for extraordinary uses, or for special dividends or other funds or for the purpose of preparing, improving or maintaining any property of the Company, and for such other purposes as shall in the discretion of the Board be beneficial to the Company, and the Board may invest the various sums so set aside in such investments as they deem proper, and from time to time deal in, change, or transfer such investments, in part or in whole, for the benefit of the Company. The Board may also divide any reserve liability fund to special funds as it shall deem proper, transfer moneys from fund to fund and use every fund or any part thereof in the business of the Company, without being required to keep such sums separate from the rest of the Company’s property. The Board may, from time to time, also transfer to the next year profits out of such sums which are, in their discretion, beneficial to the Company. The Board may generally create funds as they deem necessary, either those resulting from profits of the Company or from re-evaluation of property, or from premiums paid for shares or from any other source, and use them in their discretion as they deem fit so long as the creation, changes or uses of such funds do not exceed any provision of the Law or accepted accounting principles and practices.

114.	All premiums received from the issue of shares shall be capital funds, and they shall be treated for every purpose as capital and not as profits distributable as Dividends. The Board may organize a reserve capital liability account and transfer from time to time all such premiums to the reserve capital liability account, or use such premiums and moneys to cover depreciation or doubtful loss. All losses from sale of investments or other property of the Company shall be debited to the reserve account, unless the Board decides to cover such losses from other funds of the Company. The Board may use moneys credited to the capital reserve liability account in any manner that these Articles or the Law permit.

115.	Any amounts transferred and credited to the account of income and expense fund or general reserve liability account or capital liability reserve account, may, until otherwise used in accordance with these Articles, be invested together with such other moneys of the Company in the day to day business of the Company, without having to differentiate between these investments and the investment of other moneys of the Company.

Capitalization of Reserve Funds

116.	The Company may from time to time resolve at a General Meeting, including the affirmative vote of the Preferred Majority, that any amount, investment or property not required as a source for payment of fixed preferential Dividends and (i) standing credited at that time to any fund or to any reserve liability account of the Company, including also premiums received from issuance of shares, debentures, or debenture stock of the Company, or (ii) being net profits not distributed and remaining in the Company, shall be capitalized, and that such amount shall be distributed as Bonus Shares, in the manner so directed by such resolution. The Board shall use such investment, sum or property, according to such a resolution, for full payment of such shares of the Company’s capital not issued to the Shareholders, and to issue such shares and to distribute them as fully paid shares among the Shareholders according to their pro rata right for payment of the value of the shares and their rights in the amount capitalized. The directors, including the consent of the Preferred Directors, may also use such investment, sum or property, or any part thereof, for the full payment of the Company’s capital issued and held by such Shareholders, or such investment, sum or property in any other manner permitted by such a resolution. If any difficulty shall arise with respect to such a distribution, the Board may act, and shall have all the powers and authorities, as set forth in Article 109 above, mutatis mutandis.

Office

117.	The Board shall determine the location of the Office.

Stamp and Signatures

118.	The Board shall cause the Company’s stamp, of which the Company shall have at least one, to be kept in safekeeping, and it shall be forbidden to use the stamp in violation of any instructions the Board may give in connection with the use thereof.

119.	Subject to the provisions of these Articles, the Board may designate any Person or Persons (even if they are not members of the Board) to act and to sign in the name of the Company, and to apply the Company’s stamp; the acts and signature of such a person or persons shall bind the Company, insofar as such person or persons have acted and signed within the limits of their authority.

120.	The printed or typed name of the Company by any means next to the signatures of the authorized signatories of the Company, as aforesaid, shall be valid as if the stamp of the Company was affixed.

Accounts and Audit

121.	The Board shall cause correct accounts to be kept:

121.1.	of the assets and liabilities of the Company;

121.2.	of moneys received or expended by the Company and the matters for which such moneys are expended or received; and

121.3.	of all purchases and sales made by the Company. The account books shall be kept in the Office or at such other place as the Board deems fit, and they shall be open for inspection by the directors.

122.	The Board shall determine from time to time, in any specific case or type of cases, or generally, whether and to what extent, and at what times and places, and under what conditions or regulations, the accounts and books of the Company, or any of them, shall be open for inspection by the Shareholders. No Shareholder other than a director shall have any right to inspect any account book or document of the Company except as conferred by Law, by agreement, or as authorized by the Board or by the Company in a General Meeting.

123.	Accountants-Auditors shall be appointed and their function shall be set out in accordance with the Law.

124.	Not less than once a year, the directors shall submit before the Company at a General Meeting a balance sheet and profit and loss statement for the period after the previous statement. The statement shall be prepared in accordance with the relevant provisions of the Companies Law. A report of the auditor shall be attached to the statements, and it shall be accompanied by a report from the Board with respect to the condition of the Company’s business, the amount (if any) they propose as a Dividend, and the amount (if any) that they propose to set aside for the fund accounts.

Notices

125.	A notice or any other document may be served by the Company upon any Shareholder either personally or by sending it by mail, facsimile, or e-mail addressed to such Shareholder at his address as appearing in the Register. If the address of a Shareholder is outside of Israel, then any notice sent by mail shall be sent by airmail.

126.	All notices with respect to any share to which persons are jointly entitled may be given to one of the joint holders, and any notice so given shall be sufficient notice to all the holders of such share.

127.	A Shareholder registered in the Register who shall from time to time furnish the Company with an address at which notices may be served, shall be entitled to receive all notices he is entitled to receive according to these Articles at that address. However, except for the aforesaid, no Shareholder who has not provided an address at which notices may be served shall be entitled to receive any notice from the Company.

128.	A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a Shareholder by sending it through the mail in a prepaid airmail letter or facsimile, or email addressed to them by name, at the address, if any, furnished for the purpose by the persons claiming to be so entitled or, until such an address has been so furnished, by giving the notice in any manner in which the same might have been given if the death or bankruptcy have not occurred.

129.	Any notice or other document, (i) if delivered personally, shall be deemed to have been served upon delivery, (ii) if sent by mail, shall be deemed to have been served 5 (five) Business Days after the delivery thereof to the post office; if sent by airmail, shall be deemed to have been served 5 (five) Business Days after the delivery thereof to the post office; and (iii) if sent by facsimile, or e-mail, shall be deemed to have been served twenty four (24) hours after the time such facsimile, or e-mail was sent. In proving such service it shall be sufficient to prove that the letter or document was properly addressed and delivered at the post office, or sent by facsimile, or e-mail, as the case may be. If a notice is, in fact, received by the addressee, then it shall be deemed to have been duly served, when received, notwithstanding it having been defectively addressed or failed in some other respect, to comply with the provisions of this Article.

Office Holders’ Indemnity, Insurance and Exemption

130.	Subject to the provisions of the Law, the Company may indemnify its Office Holders to the fullest extent permitted by the Law. Subject to the provisions of the Law including the receipt of all approvals as required therein or under any applicable law , the Company may resolve retroactively to indemnify an Office Holder with respect to the following liabilities and expenses, provided that such liabilities or expenses were incurred by such Officer Holder in such Officer Holder’s capacity as an Officer Holder of the Company:

130.1.	a monetary liability imposed on him/her in favor of a third party in any judgment, including any settlement confirmed as judgment and an arbitrator’s award which has been confirmed by the court, in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company;

130.2.

reasonable litigation expenses, including legal fees, paid for by the Office Holder, in an investigation or proceeding conducted against such Office Holder by an agency authorized to conduct such investigation or proceeding, and which investigation or proceeding (i) concluded without the filing of an indictment against such Office Holder and without there having been a financial obligation imposed against such

Office Holder in lieu of a criminal proceeding, or (ii) concluded without the filing of an indictment against such Office Holder but with there having been a financial obligation imposed against such Office Holder in lieu of a criminal proceeding for an offense that does not require proof of criminal intent; all in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company; or

130.3.	reasonable litigation expenses, including legal fees, paid for by the Office Holder, or which the Office Holder is obligated to pay under a court order, in a proceeding brought against the Office Holder by the Company, or on its behalf, or by a third party, or in a criminal proceeding in which the Office Holder is found innocent, or in a criminal proceeding in which the Office Holder was convicted of an offense that does not require proof of criminal intent, all in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company.

130.4.	For purposes of Article 130.2 above:

130.4.1.	the “conclusion of a proceeding without the filing of an indictment” regarding a matter in which a criminal proceeding was initiated, means the closing of a file pursuant to Section 62 of the Criminal Procedure Law [Consolidated Version], 5742-1982 (the “Criminal Procedure Law”) or a stay of process by the Attorney General pursuant to Section 231 of the Criminal Procedure Law; and

130.4.2.	a “financial obligation imposed in lieu of a criminal proceeding” means a financial obligation imposed by law as an alternative to a criminal proceeding, including an administrative fine pursuant to the Administrative Offenses Law, 5746-1982, a fine for committing an offense categorized as a finable offense pursuant to the provisions of the Criminal Procedure Law or a penalty.

130.5.	The Company may undertake to indemnify an Office Holder as aforesaid: (i) prospectively, provided that, in respect of Article 130.1, the undertaking is limited to categories of events which in the opinion of the Board can be foreseen when the undertaking to indemnify is given, and to an amount set by the Board as reasonable under the circumstances, and (ii) retroactively.

131.	Subject to the provisions of any Law, the Company may procure, for the benefit of any of its Office Holders, office holders’ liability insurance with respect to any of the following:

131.1.	a breach of the duty of care owed to the Company or any other person;

131.2.	a breach of the fiduciary duty owed to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that the action would not injure the Company; or

131.3.	a monetary liability imposed on an Office Holder in favor of a third party, in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company.

132.	Subject to the provisions of any Law, the Company may exempt in advance, by a Board resolution, Office Holders from all or part of their responsibilities for damages due to their violation of their duty of care to the Company. Notwithstanding the foregoing, the Company may not exempt Office Holders in advance from their responsibilities for damages due to their violation of their duty of care to the Company with respect to Distributions.

133.	The provisions of Articles 130, 131 and 132 above are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification (i) in connection with any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, and/or (ii) in connection with any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law; provided that the procurement of any such insurance and/or the provision of any such indemnification shall be approved by the Board.

134.	Articles 130, 131 and 132 shall not apply under any of the following circumstances:

134.1.	a breach of an Office Holder’s fiduciary duty, in which the Officer Holder did not act in good faith and with reasonable grounds to assume that the action in question would not injure the Company;

134.2.	an intentional violation of an Office Holder’s duty of care;

134.3.	an intentional action by an Office Holder in which such Officer Holder intended to reap a personal gain illegally; and

134.4.	a fine or ransom levied on an Office Holder if such Office Holder is found guilty of an offence which requires proof of criminal intent and/or if it is finally determined that such Office Holder is not lawfully entitled to indemnification of such fine or ransom.

Winding Up

135.	Subject to provisions of these Articles (including but not limited to Article 9) to the contrary, in the event of a winding up of the Company, the Company’s property distributable among the Shareholders shall be distributed in proportion to the sum paid on account of the nominal value of the shares held by them, of any class, without taking into account premiums paid in excess of the nominal value.

136.	Subject to provisions of these Articles to the contrary (including but not limited to Article 9), if the Company is voluntarily wound up, the liquidators may, with the approval of a resolution in a General Meeting, divide the property as is among the Shareholders, or deposit any part of the Company’s property with trustees in escrow for the benefit of Shareholders, as they deem proper.

137.	Subject to provisions of these Articles to the contrary (including but not limited to Article 9), if, at the time of liquidation, the Company’s property available for distribution among the Shareholders shall not suffice to return all the paid up capital, and subject to, and without derogating from, any rights or surplus rights or existing restrictions at that time of any special class of shares forming part of the capital of the Company, such property shall be divided so that the losses shall as much as possible be borne by the Shareholders in proportion to the paid up capital or that which shall have been paid at the commencement of the liquidation on the shares held by each of them. Subject to provisions of these Articles to the contrary (including but not limited to Article 9), if, at the time of liquidation, the Company’s property designated for distribution among the Shareholders is in excess of the amount necessary for the return of capital paid up at the beginning of the liquidation, it shall belong and be delivered to the Shareholders pro rata to the amount paid on the nominal value of each share held by each of them at the commencement of the liquidation.

Business Opportunities

138.	The Company renounces any interest of expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (a) any director of the Company who is not an employee of the Company or any of its subsidiaries, or (b) any holder of Preferred Shares or any partner, member, manager, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Company or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company.

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